UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant   ☐

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MONOLITHIC POWER SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 29, 2016

Dear Stockholder:

You are invited to attend the 2016 Annual Meeting of Stockholders of Monolithic Power Systems, Inc. to be held on Thursday, June 16, 2016, at 10:00 a.m., Pacific Daylight Time, at our corporate headquarters, 79 Great Oaks Boulevard, San Jose, CA 95119.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. We continue using the Securities and Exchange Commission rule that permits companies to furnish proxy materials to stockholders over the Internet. If you are viewing the Proxy Statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Notice Regarding the Availability of Proxy Materials previously mailed to you and the instructions listed on the Internet site. If you have received a paper copy of the Proxy Statement and proxy card, you may grant a proxy to vote your shares by completing and mailing the proxy card enclosed with the Proxy Statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card.  If your shares are held in “street name,” which means shares held of record by a broker, bank, trust or other nominee, you should review the Notice Regarding the Availability of Proxy Materials or Proxy Statement and voting instruction form used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card, will ensure your shares are represented at the Annual Meeting.

Your vote is important, regardless of the number of shares that you own.

On behalf of the Board of Directors, I thank you for your participation. We look forward to seeing you on June 16th.

Sincerely,

Michael R. Hsing
Chairman of the Board, President and Chief Executive Officer

MONOLITHIC POWER SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 16, 2016

To the Stockholders of Monolithic Power Systems, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Monolithic Power Systems, Inc. (the “Company”), a Delaware corporation, will be held on Thursday, June 16, 2016, at 10:00 a.m., Pacific Daylight Time, at the Company’s corporate headquarters at 79 Great Oaks Boulevard, San Jose, CA 95119, for the following purposes:

1.

To elect three Class III directors to serve for three-year terms until our annual meeting of stockholders in 2019 or until their respective successors are duly elected and qualified. The nominees for election to the Board of Directors are Michael R. Hsing, Herbert Chang and Eugen Elmiger.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

3.	To hold an advisory vote on the compensation of the Company’s named executive officers.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 19, 2016 are entitled to notice of and to vote at the meeting.

Your vote is important.  All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, we encourage you to submit your proxy as soon as possible using one of three convenient methods: (i) by accessing the Internet site described in this Proxy Statement or the voting instruction form provided to you; (ii) by calling the toll-free number described in this Proxy Statement or the voting instruction form provided to you; or (iii) by signing, dating and returning the enclosed proxy card or the instruction form provided to you. By submitting your proxy promptly, you will save the Company the expense of further proxy solicitation. Any stockholder of record attending the meeting may vote in person even if he or she has already returned a proxy.

By Order of the Board of Directors,

Saria Tseng
Vice President, Strategic Corporate Development, General Counsel and Corporate Secretary

San Jose, California

April 29. 2016

MONOLITHIC POWER SYSTEMS, INC.

PROXY STATEMENT

FOR

2016 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

Index

Page

General	1
Internet Availability of Proxy Materials	1
Record Date; Outstanding Shares	1
Procedure for Submitting Stockholder Proposals	1
Voting	2
Expenses of Solicitation	3
Quorum; Required Votes; Abstentions; Broker Non-Votes	3
Stockholder List	3
PROPOSAL ONE	4
Classified Board of Directors; Nominees	4
Information Regarding Nominees and Other Directors	4
Director Independence	5
Director Qualifications	5
Board Leadership Structure	7
Board Oversight of Risk	8
Board Meetings and Committees	8
Nomination Process	9
Stockholder Communications	9
Attendance at Annual Meetings of Stockholders by the Board of Directors	9
Code of Ethics and Business Conduct	9
Director Voting Policy	9
Director Compensation	10
PROPOSAL TWO	11
Audit and Other Fees	11
Pre-Approval of Audit and Non-Audit Services	11
PROPOSAL THREE	12
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	13
Section 16(a) Beneficial Ownership Reporting Compliance	14
Certain Relationships and Related Transactions	14
EXECUTIVE OFFICER COMPENSATION	15
Compensation Discussion and Analysis	15
Compensation Committee Report	26
Compensation Committee Interlocks and Insider Participation	27
Compensation Risk Management	27
Summary Compensation Table	27
Grants of Plan-Based Awards for the Year Ended December 31, 2015	28
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards During the Year Ended December 31, 2015	28
Outstanding Equity Awards at 2015 Year-End	30
Option Exercises and Stock Vested	31
Potential Payments Upon Termination or Termination Upon Change-in-Control	32
Equity Compensation Plan Information	34
Audit Committee Report	34
Other Matters	35
Annexure A	36

General

This Proxy Statement is being furnished to holders of common stock, par value $0.001 per share (the “Common Stock”), of Monolithic Power Systems, Inc., a Delaware corporation (the “Company” or “MPS”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 16, 2016 at 10:00 a.m., Pacific Daylight Time, and at any adjournment or postponement thereof for the purpose of considering and acting upon the matters set forth herein.  The Annual Meeting will be held at our corporate headquarters located at 79 Great Oaks Boulevard, San Jose, CA 95119. The telephone number at that location is (408) 826-0600.

Internet Availability of Proxy Materials

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to certain of our stockholders of record, and upon request, we will send a paper copy of the proxy materials and proxy card to other stockholders of record. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. Stockholders will have the ability to access the proxy materials on the website referred to in the notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the notice and on the website referred to in the notice, including an option to request paper copies on an ongoing basis. We intend to make this Proxy Statement available on the Internet and to mail the notice, or to mail the Proxy Statement and proxy card, as applicable, on or about May 4, 2016 to all stockholders of record at the close of business on April 19, 2016 (the “Record Date”).

Our website is not intended to function as a hyperlink, and the information contained on our website is not intended to be part of this Proxy Statement and is not incorporated by reference into this Proxy Statement.

Record Date; Outstanding Shares

Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. These stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date on all matters properly submitted for the vote of stockholders at the Annual Meeting. On the Record Date, 40,240,316 shares of Common Stock were issued and outstanding. No shares of our Preferred Stock were issued and outstanding. For information regarding security ownership by management, directors, and beneficial owners of more than 5% of the Common Stock, see the section “Security Ownership of Certain Beneficial Owners and Management.”

Procedure for Submitting Stockholder Proposals

Requirements for stockholder proposals to be considered for inclusion in our proxy materials. Proposals of stockholders which are to be presented by such stockholders at our 2017 annual meeting of stockholders must meet the stockholder proposal requirements contained in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and must be received by us no later than January 4, 2017 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Such stockholder proposals should be submitted to our principal executive office located at 79 Great Oaks Boulevard, San Jose, CA 95119, Attention: Corporate Secretary. No such stockholder proposals were received by us prior to the deadline for this year’s Annual Meeting.

Requirements for stockholder proposals to be brought before an annual meeting but not included in our proxy materials. If a stockholder wishes to present a proposal at our 2017 annual meeting, and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice to us prior to the deadline for such meeting as determined in accordance with our Bylaws (which are attached as Exhibit 3.4 to our Form S-1/A Registration Statement filed with the SEC on November 15, 2004). Under our Bylaws, in order to be deemed properly presented, notice of proposed business must be delivered to or mailed and received by our Secretary at the principal executive offices not fewer than 90 or more than 120 calendar days before the one year anniversary of the date on which we first mailed the proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders (the “Notice Period”). As a result, the Notice Period for our 2017 annual meeting will begin on January 4, 2017 and end on February 3, 2017.  However, in the event the date of the 2017 annual meeting will be changed by more than 30 days from the date of this year’s meeting, notice by the stockholder to be timely must be so received not later than the close of business on the later of: (1) 90 calendar days in advance of the 2017 annual meeting and (2) 10 calendar days following the date on which public announcement of the date of the 2017 annual meeting is first made. A stockholder’s notice to our Secretary shall set forth as to each matter the stockholder proposes to bring before the 2017 annual meeting: (a) a brief description of the business desired to be brought before the 2017 annual meeting and the reasons for conducting such business at the 2017 annual meeting, (b) the name and address, as they appear on our books, of the stockholder proposing such business, (c) the class and number of shares of Common Stock that are beneficially owned by the stockholder, (d) any material interest of the stockholder in such business, and (e) any other information that is required to be provided by the stockholder pursuant to Regulation 14A of the 1934 Act, in his or her capacity as a proponent to a stockholder proposal. If a stockholder gives notice of such a proposal after the Notice Period, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2017 annual meeting.

Voting

Voting prior to the Annual Meeting. If you are the record holder of your stock, you have three options for submitting your votes prior to the Annual Meeting:

●	by following the instructions for Internet voting printed on your proxy card;

●	by using the telephone number printed on your proxy card; or

●	by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope.

If you have Internet access, we encourage you to record your vote on the Internet. It is convenient, and it saves us significant postage and processing costs. In addition, when voting via the Internet or by telephone prior to the meeting date, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late, and therefore not be counted. All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards.  If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any matters other than the proposals described herein will be raised at the Annual Meeting.  If your shares are held in a stock brokerage account or by a bank, trust or other nominee, you will receive a notice from your broker, bank, trust or other nominee that includes instructions on how to vote your shares.  Your broker, bank, trust or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to submit your voting instructions by telephone.

YOUR VOTE IS IMPORTANT.  You should submit your proxy even if you plan to attend the Annual Meeting.

Voting by attending the Annual Meeting. A stockholder of record may also vote his or her shares in person at the Annual Meeting.  A stockholder planning to attend the Annual Meeting should bring proof of identification for entrance to the Annual Meeting. If a stockholder attends the Annual Meeting, he or she may also submit his or her vote in person, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the Annual Meeting. If you wish to attend the Annual Meeting in person but you hold your shares through someone else, such as a broker, you must bring proof of your ownership to the Annual Meeting. For example, you could bring an account statement showing that you beneficially owned shares of our Common Stock as of the Record Date as acceptable proof of ownership. You must also contact your broker and follow its instructions in order to vote your shares at the Annual Meeting. You may not vote your shares at the Annual Meeting unless you have first followed the procedures outlined by your broker.

Changing vote; revocability of proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Annual Meeting. Proxies may be revoked by:

●	filing a written notice of revocation bearing a later date than the previously submitted proxy which is received by our Secretary at or before the taking of the vote at the Annual Meeting;

●	duly executing a later dated proxy relating to the same shares and delivering it to our Secretary at or before the taking of the vote at the Annual Meeting;

●	submitting another proxy by telephone or via the Internet (your latest telephone or Internet voting instructions are followed); or

●	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a previously submitted proxy).

Any written notice of revocation or subsequent proxy card must be received by our Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Secretary or should be sent so as to be delivered to Monolithic Power Systems, Inc., 79 Great Oaks Boulevard, San Jose, CA 95119, Attention: Corporate Secretary, prior to the date of the Annual Meeting.

If you hold your shares through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee.

Expenses of Solicitation

We will bear all expenses of this solicitation, including the cost of preparing and mailing this solicitation material.  We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners.  Our directors, officers and employees may also solicit proxies in person or by telephone, letter, e-mail, messenger facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services would be approximately $10,000.

Quorum; Required Votes; Abstentions; Broker Non-Votes

Holders of a majority of the outstanding shares entitled to vote must be present at the Annual Meeting in order to have the required quorum for the transaction of business.  Stockholders are counted as present at the meeting if they: (1) are present in person or (2) have properly submitted a proxy card by mail or voted by telephone or by using the Internet.  If the shares present at the Annual Meeting do not constitute the required quorum, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

The required votes to approve the proposals to be considered at this Annual Meeting are as follows:

●

The affirmative vote of a plurality of the votes duly cast is required for the election of directors. As further described in Proposal One below, any nominee for director who receives a greater number of votes “Withheld” from his or her election than votes “For” his or her election will promptly tender his or her resignation to the Board following certification of the election results. Abstentions and broker non-votes will have no effect.

●

The affirmative vote of a majority of the shares of stock entitled to vote thereon which are present in person or represented by proxy at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

●

The affirmative vote of a majority of the shares of stock entitled to vote thereon which are present in person or represented by proxy at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers.  While this vote is advisory and not binding on us or our Board, the Board and Compensation Committee intend to take into account the outcome of the vote when considering future executive compensation arrangements.

Under the General Corporation Law of the State of Delaware, both abstaining votes and broker non-votes are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting. An abstaining vote is not counted as a vote cast for the election of directors, but has the same effect as a vote cast against proposals requiring approval by a majority of the shares of stock entitled to vote thereon which are present in person or represented by proxy at the Annual Meeting, such as the ratification of our independent registered public accounting firm. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.  A broker non-vote is not counted as a vote cast for the election of directors or as being present and entitled to vote for proposals requiring approval by a majority of the shares of stock entitled to vote thereon which are present in person or represented by proxy at the Annual Meeting and, therefore, does not have the effect of a vote against such proposals. For purposes of ratifying our independent registered public accounting firm, brokers have discretionary authority to vote.

Stockholder List

A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at our corporate headquarters located at 79 Great Oaks Boulevard, San Jose, CA 95119 for the ten days prior to the Annual Meeting, and also at the Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Classified Board of Directors; Nominees

The Board currently consists of seven members.  Under our certificate of incorporation and bylaws, the Board has the authority to set the number of directors from time to time by resolution. In addition, our certificate of incorporation provides for a classified Board consisting of three classes of directors, each serving staggered three-year terms.  As a result, a portion of the Board will be elected each year for three-year terms.

Three Class III directors are to be elected to the Board at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Board’s nominees, Michael R. Hsing, Herbert Chang and Eugen Elmiger. Mr. Hsing, Mr. Chang and Mr. Elmiger are standing for re-election to the Board. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current Board to fill the vacancy. The term of office of each person elected as a Class III director will continue for three years until his or her successor has been duly elected and qualified.  If elected, the term for Mr. Hsing, Mr. Chang and Mr. Elmiger will expire at the 2019 annual meeting.

Our directors are elected by a “plurality” vote. The nominees for each of the three Board seats to be voted on at the Annual Meeting receiving the greatest number of votes cast will be elected. Abstentions and shares held by brokers that are not voted in the election of directors will have no effect. In addition, we have adopted a corporate governance policy requiring each director nominee to submit a resignation letter if more “Withheld” than “For” votes are received. See the section “Director Voting Policy” for more details on this policy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE PROPOSED NOMINEES.

Information Regarding Nominees and Other Directors

The following table summarizes certain information regarding the nominees and other directors:

Name	Age	Director Since	Principal Occupation
Michael R. Hsing	56	1997	Chairman of the Board, President and Chief Executive Officer / Nominee
Herbert Chang (1)(3)	54	1999	Lead Director / Nominee
Eugen Elmiger (1)(3)	52	2012	Director / Nominee
Victor K. Lee (2)	59	2006	Director
James C. Moyer (4)	73	1998	Director
Karen A. Smith Bogart (2)(3)	59	2007	Director
Jeff Zhou (1)(2)	61	2010	Director

____________________

(1)      Member of the Compensation Committee.

(2)      Member of the Audit Committee.

(3)      Member of the Nominating and Governance Committee.

(4)      Mr. Moyer became a non-employee director on January 5, 2016. Mr. Moyer served as our Chief Design Engineer prior to his resignation from the position on January 4, 2016.

Nominees for Class III Directors Whose Term Expires in 2016

Michael R. Hsing has served on our Board and as our President and Chief Executive Officer since founding MPS in August 1997. Prior to founding MPS, Mr. Hsing was a Senior Silicon Technology Developer at several analog IC companies, where he developed and patented key technologies, which set new standards in the power electronics industry. Mr. Hsing is an inventor on numerous patents related to the process development of bipolar mixed-signal semiconductor manufacturing. Mr. Hsing holds a B.S.E.E. from the University of Florida.

Herbert Chang has served on our Board since September 1999. Mr. Chang has been the President of InveStar Capital, Inc. since April 1996, Chief Executive Officer of C Squared Management Corporation since April 2004, and is currently a Managing Member of Growstar Associates, Ltd., which is the General Partner and the Fund Manager of VCFA Growth Partners, L.P. Mr. Chang’s companies focus on investing in companies in the semiconductor, telecommunications, networking, software, and/or Internet industries. Mr. Chang serves on the board of directors of a number of private companies. Mr. Chang received a B.S. in geology from National Taiwan University and an M.B.A. from National Chiao Tung University in Taiwan.

Eugen Elmiger has served on our Board since October 2012.  Mr. Elmiger currently serves as Chief Executive Officer of Maxon group, a leading advanced motion company, a position that he has held since January 2011.  From 1991 to 2011, Mr. Elmiger held senior executive positions in the sales, marketing and engineering divisions of Maxon motor. Mr. Elmiger holds a B.S. in Electrical Engineering from the Lucerne (Horw) University of Applied Science and Art.

Incumbent Class I Directors Whose Term Expires in 2017

Victor K. Lee has served on our Board since September 2006. Mr. Lee served as Chief Financial Officer of Ambarella, Inc., a fabless semiconductor company from August 2007 to March 2011. From December 2002 through June 2007, Mr. Lee served as Chief Financial Officer and Secretary of Leadis Technology Inc., a fabless semiconductor company. From December 1999 to January 2001, Mr. Lee served as the Chief Financial Officer and Secretary of SINA Corporation, an Internet media company. From September 1998 to August 1999, Mr. Lee was the Vice President and Acting Chief Financial Officer of VLSI Technology, Inc., a semiconductor manufacturer, and from 1997 to 1998, Vice President, Corporate Controller of VLSI Technology, Inc. From 1989 to 1997, Mr. Lee was a finance director at Advanced Micro Devices, Inc. Mr. Lee is currently a director of MoSys, Inc. Mr. Lee holds a B.S. in Industrial Engineering and Operations Research and an M.B.A. from the University of California, Berkeley.

James C. Moyer has served on our Board since October 1998 and served as our Chief Design Engineer from September 1997 to January 2016. Before joining MPS, from June 1990 to September 1997, Mr. Moyer held senior technical positions at Micrel, Inc. Prior to that, Mr. Moyer held senior design engineering positions at Hytek Microsystems Inc., National Semiconductor Corporation, and Texas Instruments Inc. Mr. Moyer holds a B.A.E.E. from Rice University.

Incumbent Class II Directors Whose Term Expires in 2018

Karen A. Smith Bogart has served on our Board since May 2007. Dr. Smith Bogart is President of Smith Bogart Consulting, a business advisory firm located in Santa Barbara, CA, a position that she has held since 2006.  She also teaches business strategy and leadership at the University of California at Santa Barbara.  From 2003 to 2006, Dr. Smith Bogart was Chairman and President, Greater Asia Region and Senior Vice President of Eastman Kodak Company, located in Shanghai, China.  Dr. Smith Bogart managed many of Eastman Kodak’s largest global businesses, including Kodak Professional Imaging, Consumer Printing, and Consumer Cameras and Batteries. Dr. Smith Bogart is currently a director of Mohawk Industries, Inc. and several private companies.  Dr. Smith Bogart holds a B.A. in Political Science from the State University of New York at Geneseo; a Masters in Industrial and Labor Relations from Cornell University; an M.B.A. from the University of Rochester; and a Master of Arts and Ph.D. in Human Organizational Systems from Fielding Graduate University.

Dr. Jeff Zhou has served on our Board since February 2010. Dr. Zhou currently serves as Chief Executive Officer of MiaSolé, which develops thin film solar technology, a position he has held since 2013.  Dr. Zhou also served as Executive Chairman of Alta Devices, a developer of flexible mobile power technology, from 2014 to 2015. Before joining MiaSolé, Dr. Zhou was President of Hanergy Holding America, Inc., a developer and operator of solar power plants, from 2012 to 2013. Dr. Zhou was Vice President of Product Engineering of Nanosolar, Inc., a developer of solar power technology, from 2011 to 2012. Dr. Zhou was Chief Operating Officer at NDS Surgical Imaging, a medical imaging technology company, during 2010. From 2008 to 2009, Dr. Zhou was Vice President of Global Engineering and General Manager of Asia Pacific Business at NDS Surgical Imaging.  From 2005 to 2007, Dr. Zhou was Vice President of Engineering for several business divisions and General Manager of the China and India Design Centers at Flextronics Inc. From 2000 to 2005, Dr. Zhou was Vice President and General Manager of several divisions at Honeywell International Inc. Dr. Zhou holds a Ph.D. degree in Electrical Engineering from the University of Florida.

There is no family relationship among any of our executive officers, directors and nominees.

Director Independence

The Board has determined that each of Herbert Chang, Eugen Elmiger, Victor K. Lee, Karen A. Smith Bogart and Jeff Zhou are “independent” under the applicable listing standards of The NASDAQ Stock Market.

Director Qualifications

Our Board includes seven members who are well-qualified to serve on the Board and represent our stockholders’ best interests. Our Board consists of directors who have the following characteristics:

1. 2.

Possess a professional background that would enable the development of a deep understanding of our business;

Bring diversity to the Board through their experiences in various industries, both domestically and internationally;

3.	Are independent thinkers and work well together;
4.	Have the ability to embrace our values and culture;

5.	Have high ethical standards;
6.	Possess sound business judgment and acumen; and
7.	Are willing to commit their time and resources necessary for the Board to effectively fulfill its responsibilities.

We believe that each of the director nominees and the rest of the directors possess these attributes. In addition, the directors bring to the Board a breadth of experience, including extensive financial and accounting expertise, public company board experience, knowledge of the semiconductor business and technology, broad global experience, and extensive operational and strategic planning experience in complex, high-growth global companies.

The following describes the key qualifications, business skills, experience and perspectives that each of our directors and director nominees brings to the Board, in addition to the general qualifications described above and described in their individual biographies:

Michael R. Hsing:

Mr. Hsing, the co-founder of MPS, is a visionary in power management technology as well as a strong leader, motivator and successful entrepreneur. Mr. Hsing provides the Board with valuable insight into management’s perspective with respect to our operations, and he provides the Board with the most comprehensive view of our operational history. Under his leadership, we have experienced significant revenue growth and have been highly profitable. Since our initial public offering in 2004, stockholder value measured by market capitalization has increased significantly. Having worked in the semiconductor industry for over 30 years, Mr. Hsing’s experience and insight enable him to understand how to control costs effectively and maximize our technology advantages, which has helped to fuel our growth and created value for our stockholders. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Hsing should serve as a director of MPS.

Herbert Chang:

Mr. Chang has been a member of the Board since 1999, which gives him significant knowledge of our recent experiences and history. We also continue to benefit from the broad experience gained by Mr. Chang through his numerous successful investments in both public and private high-technology companies. Mr. Chang has served on several boards of the companies in which he has invested, which has given him significant leadership and oversight experience. In addition, through these board and investor responsibilities, Mr. Chang has developed a deep knowledge of our industry, our operations, and the accompanying complex financial transactions and controls necessary for us to succeed. Mr. Chang’s financial expertise has also helped the Board analyze significant complex financial transactions that we have considered from time to time. Mr. Chang also has very relevant international experience based on his educational background and work experience in the countries where we do business. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Chang should serve as a director of MPS.

Eugen Elmiger

Mr. Elmiger is a seasoned business executive with over 20 years of experience, including extensive international marketing, sales and product management expertise, executive board experience, knowledge of high-tech component business and technology, broad global experience and operational and strategic planning experience in complex, high-growth global companies. This experience allows him to contribute his valuable executive leadership talent and understanding of international business to Board deliberations. His industrial, medical and automotive background is a valuable asset to the Board as we expand our business in these markets. Mr. Elmiger’s appointment to the Board also allows him to bring a new perspective, new ideas and outlooks to the Board. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Elmiger should serve as a director of MPS.

Victor K. Lee:

Mr. Lee is the audit committee financial expert on the Audit Committee of the Board. He has been the Chief Financial Officer at several public and private companies, and has worked in the semiconductor industry for over 30 years. Mr. Lee is familiar with not only the inner workings of the industry, but also has intimate knowledge of the financial issues that semiconductor companies often face. His experience has allowed him to understand the broad issues, in particular those affecting the financial and accounting aspects of our business, that the Board must consider and to make sound recommendations to management and the Board. Mr. Lee also provides the Board with valuable insight into financial management, disclosure issues and tax matters relevant to our business. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Lee should serve as a director of MPS.

James C. Moyer:

Mr. Moyer is a technical expert in the design of analog semiconductors. As co-founder of MPS, Mr. Moyer is intimately familiar with us and our products. Mr. Moyer brings insight to the Board because of his cumulative experience gained as an engineer and technical leader in the semiconductor industry. This experience gives him a highly developed understanding of the needs and requirements of the analog market for our complex products and allows him as a director to lead us in the right direction in terms of strategy and business approach. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Moyer should serve as a director of MPS.

Karen A. Smith Bogart:	Dr. Smith Bogart has held senior executive positions at several domestic and multi-national companies in various industries, which has given her significant executive leadership experience. She is a seasoned entrepreneur, which allows her to see issues from the perspective of our investors, and has experience outside of the semiconductor industry. Dr. Smith Bogart has international experience in countries where MPS operates and understands our multi-national culture. Dr. Smith Bogart’s experiences outside of the semiconductor industry have enabled her to bring a different perspective, with creative and different ideas, when addressing issues that the Board faces. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Dr. Smith Bogart should serve as a director of MPS.

Dr. Jeff Zhou:

Dr. Zhou is a senior business executive with over 25 years of industry experience at large, multi-national corporations with global footprints. Dr. Zhou has an extensive background in the global manufacturing and electronics industry. This experience allows him to contribute his valuable executive leadership talent and understanding of international business to Board deliberations. Dr. Zhou’s appointment to the Board also allows him to bring a new perspective, new ideas and new outlooks to the Board. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Dr. Zhou should serve as a director of MPS.

Board Leadership Structure

The Board currently consists of seven members, five of which the Board has determined are independent.. The Board has designated one of the independent directors, Mr. Chang, as the Lead Director because our President and Chief Executive Officer, Mr. Hsing, also serves as the Chairman of the Board. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of our Lead Director, benefits us and our stockholders by providing a counterbalance to the management perspective provided by Mr. Hsing during Board deliberations.

We recognize that different board leadership structures may be appropriate for different companies. We believe that our current Board leadership structure is optimal for us. Our leadership structure demonstrates to our employees, suppliers, customers and other stakeholders that we are governed by strong, balanced leadership, with a single person setting the tone for the Board and management and having primary responsibility for managing our day-to-day operations. This message is increasingly important as we continue to seek to achieve business success through new product releases and gaining market share in our industry. At the same time, our leadership structure sends the message that we also value strong, independent oversight of our management operations and decisions in the form of our Lead Director. Further, having a single leader for both MPS and the Board eliminates the potential for strategic misalignment or duplication of efforts, and provides clear leadership for us.

As discussed above, the positions of Chairman of the Board and President and Chief Executive Officer are held by Mr. Hsing, and the Board has appointed a Lead Director, Mr. Herbert Chang.  Mr. Chang’s roles and responsibilities as the Lead Director include:

1.	Reviewing meeting agendas, schedules, and information sent to the Board;
2.	Retaining independent advisors on behalf of the Board, or committees, as the Board may determine is necessary or appropriate;
3.	Ensuring personal availability for consultation and communication with independent directors and with the Chairman of the Board, as appropriate;
4.	Performing such other functions as the independent directors may designate from time to time;
5.	Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
6.	Serving as liaison between the Chairman and independent directors;
7.	Calling meetings of independent directors; and
8.	Ensuring that the Board is at least two-thirds independent and that key committees are independent.

Our independent directors meet in executive session during a portion of every regularly scheduled Board meeting, and otherwise as needed. Our Lead Director presides over meetings of our independent directors and we believe that these meetings help to ensure an appropriate level of independent scrutiny of the functioning of the Board.

Board Oversight of Risk

The Board is primarily responsible for the oversight of risks that could affect MPS. Our senior management team, which conducts our day-to-day risk management, is responsible for assisting the Board with its risk oversight function.  This oversight is conducted principally through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risk. The Board satisfies its responsibility by requiring each committee chair to regularly report regarding the committee’s considerations and actions, as well as by requiring officers responsible for oversight of particular risks within MPS to submit regular reports. As these reports are submitted independent of review by Mr. Hsing, our President and Chief Executive Officer and the Chairman of the Board, the Board believes that its conduct of its risk oversight function has no impact on the Board’s leadership structure other than to reinforce the involvement of the Board in ongoing management of MPS.

In addition to requiring regular reporting from committees and officers, the Board also hears from third-party advisors in order to maintain oversight of risks that could affect us, including our independent auditors, outside counsel, compensation consultants and others. These advisors are consulted on a periodic basis and as particular issues arise in order to provide the Board with the benefit of independent expert advice and insights on specific risk-related matters.

At its regularly scheduled meetings, the Board also receives management updates on the business, including operational issues, financial results, and business outlook and strategy.

Our Audit Committee also assists the full Board in its oversight of risk by discussing with management our compliance with legal and regulatory requirements, our policies with respect to risk assessment and management of risks that may affect us, and our system of disclosure control and system of controls over financial reporting.  Risks related to our company-wide compensation programs are reviewed by our Compensation Committee. For more information on the Compensation Committee’s compensation risk assessment, see the section “Executive Officer Compensation – Compensation Risk Management.” Our Nominating and Governance Committee provides compliance oversight and reports to the full Board on compliance and makes recommendations to our Board on corporate governance matters, including director nominees, the determination of director independence, and board and committee structure and membership.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing us and that the Board leadership structure supports this approach.

Board Meetings and Committees

The Board held a total of five meetings during 2015, and all directors attended at least 75% of the meetings of the Board and the committees upon which such director served.

Audit Committee. The Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the 1934 Act, which currently consists of three members: Victor K. Lee, Karen A. Smith Bogart and Jeff Zhou. Mr. Lee is the chairman of the Audit Committee. This committee oversees our financial reporting process and procedures, is responsible for the appointment and terms of engagement of our independent registered public accounting firm, reviews and approves our financial statements, and coordinates and approves the activities of our independent registered public accounting firm. The Board has determined that Mr. Lee is an “audit committee financial expert,” as defined under the rules of the SEC, and all members of the Audit Committee are “independent” in accordance with the applicable SEC regulations and the applicable listing standards of NASDAQ. The Audit Committee held four meetings during 2015. The Audit Committee acts pursuant to a written charter adopted by the Board, which is available in the “Investor Relations” section of our website at http://www.monolithicpower.com by clicking on the name of the applicable committee.

Compensation Committee. The Board has designated a Compensation Committee consisting of three members: Herbert Chang, Eugen Elmiger and Jeff Zhou. Mr. Zhou is the chairman of the Compensation Committee. This committee is responsible for providing oversight of our compensation policies, plans and benefits programs and assisting the Board in discharging its responsibilities relating to (a) oversight of the compensation of our Chief Executive Officer and other executive officers, and (b) approving and evaluating the executive officer compensation plans, policies and programs of MPS. The committee also assists the Board in administering our stock plans and employee stock purchase plan. All members of the Compensation Committee are “independent” in accordance with the applicable listing standards of NASDAQ. The Compensation Committee held six meetings during 2015. The Compensation Committee acts pursuant to a written charter adopted by the Board, which is available in the “Investor Relations” section of our website at http://www.monolithicpower.com.

Nominating and Governance Committee. The Board has designated a Nominating and Governance Committee consisting of three members: Herbert Chang, Eugen Elmiger and Karen A. Smith Bogart.  Ms. Smith Bogart is the chairwoman of the Nominating and Governance Committee.  This committee is responsible for the development of general criteria regarding the qualifications and selection of Board members, recommending candidates for election to the Board, developing overall governance guidelines and overseeing the overall performance of the Board. All members of the Nominating and Governance Committee are “independent” in accordance with the applicable listing standards of NASDAQ. The Nominating and Governance Committee held four meetings in 2015. The Nominating and Governance Committee acts pursuant to a written charter adopted by the Board, which is available in the “Investor Relations” section of our website at http://www.monolithicpower.com.

Nomination Process

The Board has adopted guidelines for the identification, evaluation and nomination of candidates for director. The Nominating and Governance Committee considers the suitability of each candidate, including any candidates recommended by stockholders holding at least 5% of the outstanding shares of our voting securities continuously for at least 12 months prior to the date of the submission of the recommendation for nomination. If the Nominating and Governance Committee wishes to identify new independent director candidates for Board membership, it is authorized to retain and approve fees of third party executive search firms to help identify prospective director nominees.  Our policy on board diversity relates to the selection of nominees for the Board. Our policy provides that while creating a Board with a variety of experiences and viewpoints should always be considered by the Nominating and Governance Committee when considering director nominees, a director nominee should neither be chosen nor excluded because of race, color, gender, national origin or sexual orientation or identity. Instead, in selecting a director nominee, the Nominating and Governance Committee focuses on skills, expertise or background that would complement the existing Board, recognizing that our businesses and operations are diverse and global in nature. While there are no specific minimum qualifications for director nominees, the ideal candidate should (a) exhibit independence, integrity, and qualifications that will increase overall Board effectiveness, and (b) meet other requirements as may be required by applicable rules, such as financial literacy or expertise for audit committee members. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.  After completing its review and evaluation of director candidates, the Nominating and Governance Committee recommends to the Board the director nominees for selection.

A stockholder that desires to recommend a candidate for election to the Board should direct such recommendation in writing to Monolithic Power Systems, Inc., 79 Great Oaks Boulevard, San Jose, CA 95119, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and us within the last three years and evidence of the nominating person’s ownership of our stock.  Such stockholder nomination must be made pursuant to the notice provisions set forth in our Bylaws and for each proposed nominee who is not an incumbent director, the stockholder’s notice must set forth all of the information regarding such nominating person and proposed nominee set forth in our Bylaws.

Stockholder Communications

The Board has approved a Stockholder Communication Policy to provide a process by which stockholders may communicate directly with the Board or one or more of its members.  You may contact any of our directors by writing to them, whether by mail or express mail, c/o Monolithic Power Systems, Inc., 79 Great Oaks Boulevard, San Jose, CA 95119, Attention: Corporate Secretary. Any stockholder communications that the Board is to receive will first go to the Corporate Secretary, who will log the date of receipt of the communication as well as the identity of the correspondent in our stockholder communications log. The Corporate Secretary will review, summarize and, if appropriate, draft a response to the communication in a timely manner. The Corporate Secretary will then forward copies of the stockholder communication to the Board member(s) (or specific Board member(s) if the communication is so addressed) for review, provided that such correspondence concerns the functions of the Board or its committees, or otherwise requires the attention of the Board or its members.

Attendance at Annual Meetings of Stockholders by the Board of Directors

We do not have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders. In 2015, two Board members attended the Annual Meeting.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct, which is applicable to our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. The Code of Ethics and Business Conduct is available in the “Investor Relations – Corporate Governance” section of our website at http://www.monolithicpower.com. We will disclose on our website any amendment to the Code of Ethics and Business Conduct, as well as any waivers of the Code of Ethics and Business Conduct, that are required to be disclosed by the rules of the SEC or NASDAQ.

Director Voting Policy

The Board has adopted a director voting policy, which can be found in the “Investor Relations – Corporate Governance” section of our website at http://www.monolithicpower.com. The policy establishes that any director nominee who receives more “Withheld” votes than “For” votes in an uncontested election held in an annual meeting of stockholders shall promptly tender his or her resignation. The independent directors of the Board will then evaluate the relevant facts and circumstances and make a decision, within 90 days after the election, on whether to accept the tendered resignation. The Board will promptly publicly disclose its decision and, if applicable, the reasons for rejecting the tendered resignation.

Director Compensation

Analysis of 2015 Compensation Elements

For 2015, the Compensation Committee engaged Meyercord & Associates to review the non-employee director compensation. In its analysis, Meyercord & Associates gathered the market data on the size and type of compensation paid by our industry peer group for 2015 (see the section “Peer Group and Use of Peer Data for 2015” for more information on the selection of the peer group). Based on the results and recommendations by Meyercord & Associates, the Board approved the following compensation for our non-employee directors for service in 2015, which did not change from 2014:

Fee Description	Amount
Annual board retainer fee	$42,000
Lead director fee	$12,000
Compensation Committee chairperson fee	$18,000
Compensation Committee membership fee (excluding chairperson)	$8,000
Nominating and Governance Committee chairperson fee	$13,500
Nominating and Governance Committee membership fee (excluding chairperson)	$6,000
Audit Committee chairperson fee	$22,500
Audit Committee membership fee (excluding chairperson)	$10,500
Initial grant to new directors	5,000 restricted stock units (“RSUs”)
Annual grant to incumbent directors	Number of RSUs equal to $120,000

For the initial grant of RSUs to new directors, 50% vests one year from the date of grant and the remaining 50% vests two years from the date of grant. For the annual grant of RSUs to incumbent directors, 100% vests one year from the date of the grant. All awards will become fully vested immediately in the event of a change in control.

The following table sets forth the total compensation paid to each non-employee director for service in 2015. Mr. Hsing, who is our employee, did not receive additional compensation for his services as a director. Mr. Hsing’s compensation as a named executive officer is reflected in the section “Summary Compensation Table.” In addition, Mr. Moyer, who was an employee prior to January 5, 2016, did not receive additional compensation for his services as an inside director in 2015.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Herbert Chang	$68,000	$120,000	$188,000
Eugen Elmiger	$56,000	$120,000	$176,000
Victor Lee	$64,500	$120,000	$184,500
Karen A. Smith Bogart	$66,000	$120,000	$186,000
Jeff Zhou	$70,500	$120,000	$190,500

____________________

(1)

Reflects the aggregate grant date fair value of the awards granted to each director in 2015, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718, which was calculated using the closing price of our Common Stock on the date of grant for such awards. Assumptions used in the calculation of these amounts are included in Note 1 and Note 7 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016.

The following table summarizes the number of shares of our Common Stock that are subject to outstanding awards held by each of the non-employee directors as of December 31, 2015:

Name	Stock Awards	Option Awards
Herbert Chang	2,533	-
Eugen Elmiger	2,533	-
Victor Lee	2,533	26,176
Karen A. Smith Bogart	2,533	1,176
Jeff Zhou	2,533	-

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Deloitte & Touche, LLP (“Deloitte & Touche”) as the independent registered public accounting firm of MPS for the fiscal year ending December 31, 2016.  Deloitte & Touche has audited our financial statements since 1999.  Representatives of Deloitte & Touche are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.  Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request ratification of this selection by the stockholders.  Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of us and our stockholders. If the stockholders do not ratify the appointment of Deloitte & Touche, the Audit Committee may reconsider its selection.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016.

Audit and Other Fees

The following table shows the fees paid by us for the audit and other services provided by Deloitte & Touche for 2014 and 2015 (in thousands):

	2014	2015
Audit fees	$1,210	$1,133
Audit-related fees	39	99
Tax fees	-	-
Total	$1,249	$1,232

Audit fees consist of fees billed for professional services rendered for the audit of our annual financial statements and review of the interim financial statements included in our quarterly reports and the audit of our internal control over financial reporting.

Audit fees also include services that are normally provided by the independent auditors in connection with foreign statutory and regulatory filings and advice on audit and accounting matters that arise during, or as a result of, the audit or the review of interim financial statements, including the application of proposed accounting rules, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” containing observations and discussions on internal control matters.

Audit-related fees represent assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." These services include accounting consultations in connection with attestation services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax fees represent professional services for federal, state and international tax compliance, tax advice and tax planning.

Pre-Approval of Audit and Non-Audit Services

The charter of our Audit Committee requires that the Audit Committee pre-approve all audit and non-audit services provided to us by our independent registered public accounting firm or subsequently approve non-audit services in those circumstances where a subsequent approval is necessary and permissible. All such services for 2014 and 2015 were pre-approved by the Audit Committee.

PROPOSAL THREE

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required under Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to again cast an advisory (non-binding) vote on the following resolution at the Annual Meeting:

RESOLVED, that, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions of this Proxy Statement for the Annual Meeting, is hereby APPROVED.

This advisory vote, commonly known as a “say-on-pay” vote, gives our stockholders the opportunity to express their views about the compensation we paid to our named executive officers in the prior year, as described in this Proxy Statement.  Before stockholders vote on this proposal, they should review the Compensation Discussion and Analysis in this Proxy Statement and the tabular and narrative disclosure that follows it.  We currently conduct say-on-pay votes every year, and expect we will conduct the next say-on-pay vote at the 2017 Annual Meeting of Stockholders.

We are committed to responsible compensation practices and structures. As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the primary goal of our named executive officer compensation program is the same as our goal for operating MPS — to create long-term value for our stockholders. To achieve this goal, we have regularly sought out the feedback of our major stockholders over the past several years to hear their suggestions on how we can better achieve our primary compensation goal. After taking their feedback into consideration, we have continued to update our compensation program for our named executive officers, implementing those recommendations of our stockholders that the Board believes will help us create long-term value for our stockholders. For example, in December 2015, based on feedback we received during 2015 from some of our larger stockholders, we implemented a special performance stock unit plan with stock price performance hurdles and operational goals. We believe these annual reviews of our programs, in coordination with our conversations with our stockholders, allow us to motivate and reward our executives for sustained financial and operating performance and leadership excellence, to align their interests with those of our stockholders, and to encourage them to remain with us for long and productive careers.

Stockholders may vote “for” or “against” the resolution or abstain from voting on the resolution.  The result of the say-on-pay vote will not be binding on us or the Board.  However, the Board values the views of the stockholders. The Board and the Compensation Committee will review the results of the vote and expect to take them into consideration in addressing future compensation policies and decisions.

The affirmative vote of a majority of the shares of stock entitled to vote thereon which are present in person or represented by proxy at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers.  While this vote is advisory and not binding on us or our Board, the Board and Compensation Committee intend to take into account the outcome of the vote when considering future executive compensation arrangements.

FOR THESE REASONS, THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND RELATED NARRATIVES AND DESCRIPTIONS OF THIS PROXY STATEMENT FOR THE ANNUAL MEETING.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 19, 2016, information relating to the beneficial ownership of our Common Stock or securities exchangeable into our Common Stock by: (i) each person known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of our Common Stock, (ii) each director (or nominee), (iii) each of the named executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers as a group.

Unless otherwise indicated, the address of each beneficial owner listed below is Monolithic Power Systems, Inc., 79 Great Oaks Boulevard, San Jose, CA 95119.

Name of Beneficial Owners	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned (1)

Named Executive Officers and Directors:
Michael R. Hsing (2)	702,153	2%
James C. Moyer (3)	956,125	2%
Maurice Sciammas (4)	105,030	*
Deming Xiao (5)	19,626	*
Saria Tseng (6)	11,948	*
Meera Rao (7)	3,981	*
Herbert Chang (8)	6,026	*
Eugen Elmiger (9)	11,261	*
Victor K. Lee (10)	46,791	*
Karen A. Smith Bogart (11)	21,991	*
Jeff Zhou (12)	14,815	*
All directors and executive officers as a group (13)	1,895,766	5%

5% stockholders:
FMR LLC (14) (18)	4,139,254	10%
BlackRock, Inc. (15) (18)	3,554,887	9%
The Vanguard Group (16) (18)	2,731,287	7%
RS Investment Management Co. LLC (17) (18)	2,114,648	5%

* Represents beneficial ownership of less than 1%.

 ____________________

(1)

Based on 40,240,316 shares of our Common Stock outstanding on April 19, 2016.  Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, stock options held by that person that are currently exercisable or become exercisable within 60 days of April 19, 2016 and RSUs held by that person that are subject to release within 60 days of April 19, 2016 are considered to be outstanding and beneficially owned by such person. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Includes (i) 500,204 shares held of record by Michael Hsing, (ii) 133,040 shares held of record by Michael Hsing, Trustee of the Michael Hsing 2004 Trust, (iii) 29,000 shares held of record by the Hsing Family Foundation, and (iv) 39,909 shares underlying RSUs scheduled to release within 60 days of April 19, 2016.

(3)	Includes (i) 884,302 shares held of record by James C. Moyer, and (ii) 71,823 shares held in the Moyer Family Revocable Trust.

(4)

Includes (i) 77,836 shares held of record by Maurice Sciammas, (ii) 15,246 shares held of record by Maurice Sciammas and Christina Sciammas, Co-Trustees of the Sciammas Family Living Trust, and (iii) 11,948 shares underlying RSUs scheduled to release within 60 days of April 19, 2016.

(5)	Includes (i) 6,172 shares owned by Julia Chu, Mr. Xiao’s wife, and (ii) 13,454 shares underlying RSUs scheduled to release within 60 days of April 19, 2016.

(6)	Includes 11,948 shares underlying RSUs scheduled to release within 60 days of April 19, 2016.

(7)	Includes 3,981 shares held of record by Meera Rao.

(8)	Includes 6,026 shares held of record by Herbert Chang.

(9)	Includes 11,261 shares held of record by Eugen Elmiger.

(10)	Includes (i) 20,615 shares held of record by Victor K. Lee, and (ii) 26,176 shares underlying stock options exercisable as of April 19, 2016.

(11)	Includes (i) 20,815 shares held of record by Karan A. Smith Bogart, and (ii) 1,176 shares underlying stock options exercisable as of April 19, 2016.

(12)	Includes 14,815 shares held of record by Jeff Zhou.

(13)	As a group, includes (i) 27,352 shares underlying stock options exercisable as of April 19, 2016, and (ii) 77,259 shares underlying RSUs scheduled to release within 60 days of April 19, 2016.

(14)

Pursuant to a Schedule 13G/A filed with the SEC on February 12, 2016, FMR LLC beneficially owns 4,139,254 shares, and has sole voting power over 1,937,216 shares and sole dispositive power over 4,139,254 shares. FMR LLC lists its address as 245 Summer Street, Boston, Massachusetts 02210.

(15)

Pursuant to a Schedule 13G/A filed with the SEC on January 26, 2016, BlackRock, Inc. beneficially owns 3,554,887 shares, and has sole voting power over 3,456,269 shares and sole dispositive power over 3,554,887 shares. BlackRock, Inc. lists its address as 55 East 52nd Street, New York, NY 10055.

(16)

Pursuant to a Schedule 13G/A filed with the SEC on February 10, 2016, The Vanguard Group beneficially owns 2,731,287 shares, and has sole voting power over 85,499 shares, shared voting power over 2,200 shares, sole dispositive power over 2,645,888 shares and shared dispositive power over 85,399 shares. The Vanguard Group lists its address as 100 Vanguard Blvd., Malvem, PA 19355.

(17)

Pursuant to a Schedule 13G filed with the SEC on February 12, 2016, RS Investment Management Co. LLC beneficially owns 2,114,648 shares, and has sole voting power over 2,074,168 shares and sole dispositive power over 2,114,648 shares. RS Investment Management Co. LLC lists its address as One Bush Street, Suite 900, San Francisco, CA 94104.

(18)	Represents ownership as of December 31, 2015 obtained from Schedule Form 13G and Schedule 13G/A filings. The ownership as of April 19, 2016 was not publicly available.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act and regulations of the SEC thereunder require our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of initial ownership and changes in ownership with the SEC.  Based solely on our review of copies of such forms received by us, or on written representations from certain reporting persons that no other reports were required for such persons, we believe that, during 2015, all of the Section 16(a) filing requirements applicable to our executive officers, directors and 10% stockholders were complied with.

Certain Relationships and Related Transactions

We have a written policy on related party transactions, as defined in our Code of Ethics and Business Conduct and the Audit Committee Charter. In accordance with our Code of Ethics and Business Conduct, it is the responsibility of our employees and directors to disclose any significant financial interest in a transaction between us and a third party, including an indirect interest, through, for example, a relative or significant other. It is also the responsibility of our Audit Committee, as described in the Audit Committee Charter, to review on an ongoing basis all related party transactions and approve these transactions before they are entered into.

Mr. Deming Xiao is a named executive officer of MPS. Mr. Xiao’s spouse, Julia Chu, is employed by MPS as Director of Quality Improvement and Failure Analysis. In 2015, Ms. Chu received a base salary of $88,000 as a part-time employee and a non-equity incentive award of $29,000. In 2015, Ms. Chu was granted 569 shares of RSUs, which were approved by the Compensation Committee and had a grant date fair value of $28,000.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation philosophy and programs, compensation decisions made under those programs, and factors considered in making these decisions for our “named executive officers” (“NEOs”) who, for 2015, were:

●	Michael R. Hsing, Chief Executive Officer, President and Chairman of the Board;

●	Meera Rao, Chief Financial Officer (1);

●	Deming Xiao, President of Asia Operations;

●	Maurice Sciammas, Senior Vice President, Worldwide Sales and Marketing; and

●	Saria Tseng, Vice President, Strategic Corporate Development, General Counsel and Corporate Secretary.

_____________

(1)

Ms. Rao retired from MPS effective March 31, 2016. Mr. Bernie Blegen, our Corporate Controller, serves as our interim Chief Financial Officer until a successor is found. Ms. Rao remains available in an advisory capacity until the transition is complete. All of Ms. Rao’s unvested equity awards were cancelled on March 31, 2016.

For further information regarding our NEOs’ professional background, please refer to the section “Executive Officers of the Registrant” under Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016.

Executive Summary

Compensation Philosophy

The primary objective in designing our compensation program for our NEOs is the same as setting the primary objective for operating MPS — to create long-term value for our stockholders. To achieve this goal, we have designed and implemented our compensation programs for our NEOs to:

●	motivate and reward them for sustained financial and operating performance and leadership excellence;

●	align their interests with those of our stockholders;

●	encourage our NEOs to focus on achieving both short-term goals as well as long-term developmental goals; and

●	encourage our NEOs to remain with us for long and productive careers.

Each one of our executive compensation elements fulfills one or more of our performance, alignment and retention objectives. These elements primarily consist of salary, long-term equity awards and short-term cash incentive compensation, as well as severance benefits and broad-based employee benefits. In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation. We believe that maintaining a balance of short-term and long-term compensation elements encourages decision-making that optimizes short-term results and, at the same time, advances our long-term goals. We combine the compensation elements for each NEO in a manner we believe optimizes the executive’s overall contribution to us and our stockholders.

In the 2014 Annual Meeting of Stockholders, approximately 90% of the votes cast by 95% of our stockholders were in favor of our executive compensation program, and in the 2015 Annual Meeting of Stockholders, approximately 99% of the votes cast by 94% of our stockholders were in favor of our executive compensation program. While these say-on-pay votes are only advisory and not binding on us, the Board and the Compensation Committee discuss the vote results each year with our independent compensation consultant.

Our Compensation Practices Are Built on Stockholder Feedback and Requests

Our management team continued the practice of reaching out to our most significant stockholders from time to time to discuss how those stockholders view our executive compensation program, and what kind of changes they would like to see implemented in future years. As a result, while the Board and the Compensation Committee decided to maintain the general framework of our executive compensation program in 2015 and 2016, they also made important adjustments, including extending the time-based vesting period for our equity awards, decreasing the portion of our equity compensation awards that can be earned solely based on continued service, and adopting an additional market-based performance stock unit program that focuses on stock price performance and operational metrics over the next four years. Since 2012, we have continued to work to improve our executive compensation policies and programs, incorporating the suggestions of our stockholders. We believe these improvements, as highlighted below, have supported our financial and strategic successes in the last several years.

1.	Commitment to performance-based equity awards and cash incentives and alignment of executive compensation with stockholder interests.

A.

In 2015, we granted performance-based equity awards based on achievement of an average revenue growth rate as measured against the analog industry’s average revenue growth rate over the two-year performance period of 2015 and 2016. In addition, based on our investor feedback, we granted special market and performance-based equity awards using a combination of stock price performance and achievement of long-term operating goals over a four-year period. Approximately 80% of the total equity awards granted to our NEOs were tied to relative revenue growth, stockholder return performance and achievement of operational metrics.

In 2015, 92% - 94% of the cash incentives earned by the NEOs was tied to specific, pre-established operating income metrics.

In 2016, 100% of the equity compensation awards granted to our NEOs at the start of the year are tied to the achievement of performance criteria.

	B.	Our executive compensation program is designed to align our executives’ long-term interests to those of our stockholders. For example, in 2013, we granted market-based stock units to our NEOs that contained price hurdles requiring sustained increases in our stock price of 26% to 80% for the NEOs to be eligible to vest in those units, combined with time-based vesting through 2023, so that the value of this equity compensation depends on long-term sustained stock price performance. In addition, since 2014, we have granted performance-based stock units to our NEOs that require significant outperformance against our peers in sustained revenue growth. We believe the significant increase in our stock price and year-over-year outperformance in revenue growth in 2014 and 2015 demonstrate the effectiveness of our performance-based compensation program in motivating our NEOs to build a sustainable business model and to focus on long-term value creation for our stockholders.

Stock Performance:

Our one-year total stockholder return was approximately 30% and our three-year total stockholder return was approximately 190%. Over both of those periods, our total stockholder return has outperformed our peer group and the PHLX Semiconductor Sector Index, as shown in the graphs below:

_________________

(1)	Represents our 2015 peer group approved by the Compensation Committee in February 2015. See the section “Peer Group and Use of Peer Data for 2015” for further discussion.

Market Capitalization:

Our strong financial performance in the past several years has led to a significant increase in our market capitalization, surpassing $1 billion in 2013 for the first time in our history and reaching $2 billion in 2015. Because a portion of our NEOs’ total target compensation has been in the form of equity compensation which contains stock price performance components, the value of our NEOs’ compensation is closely tied to our market performance. The following table illustrates the increase in our market capitalization compared to our CEO’s compensation in the past three years:

MPS Market Capitalization vs. CEO Compensation
(in thousands)
Total CEO Compensation
Market Capitalization
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$-
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$-
FY 2013
FY 2014
FY 2015
Total CEO Compensation
Market Capitalization

2.	Capping payouts under our non-equity incentive plans.

Since 2014, our Compensation Committee has capped maximum payouts under our annual non-equity incentive plans at 250% of target for the CEO and 175% of target for the remaining NEOs.

3.	Selection of performance goals.

In the past several years, our stockholders indicated a preference for the use of different performance metrics across plans, so that not all performance-based plans relied on the same metric. In addition, our stockholders told us they wanted to see a greater connection between stock price performance and executive compensation. Therefore, we use non-GAAP operating income for our short-term cash incentive plan, and, to balance that metric, a mix of revenue, stock price performance and operating goals for our long-term performance equity incentive plan. By using a non-GAAP operating income metric in our short-term incentive plan and various performance and stock price appreciation metrics in our long-term incentive plan, we can reward our executives for achieving our short-term financial objectives while at the same time planning for long-term growth, without encouraging excessive risk taking.

The following table shows the three-year history of our performance in revenue and non-GAAP operating income, which demonstrates a balance of our overall financial health, compared to our CEO’s total compensation.

____________________

(1)	The reconciliation of the GAAP operating income to the non-GAAP operating income and related disclosures are provided in Annexure A.

4.	Clawback policy.

In 2011, we heard investors tell us that compensation recovery policies, or clawbacks, were a best practice and should be adopted. In February 2012, we adopted our Compensation Recoupment Policy, which permits the Board to recoup any excess performance-based cash compensation paid to key members of our executive team if the financial results on which the performance-based compensation awards were based are restated due to fraud or intentional misconduct by the executive.

5.	Stock ownership guidelines.

In 2011, we heard investors tell us that board members and officers should have ownership interests that are aligned with stockholders, and encouraged us to adopt stock ownership guidelines. In 2012, we adopted significant stock ownership guidelines for our officers and directors, requiring ownership levels by our officers of two to five times of base salary, and by our directors of two times of annual retainer. In 2016, we amended the stock ownership guideline by increasing the required levels for our directors from two times to three times of annual retainer.

6.	Tax gross ups.

Since 2008, we have not adopted any new employment agreements (or modified any existing employment agreements) to provide for tax gross-ups to our officers.

7.	Responsible share ownership.

We have adopted a policy prohibiting our directors and officers (including our NEOs) from engaging in certain hedging and monetization transactions with respect to our securities that they hold without prior Board approval. The policy also prohibits our directors and officers (including our NEOs) from engaging in any short sales of our securities.

In short, we regularly engage with our stockholders to exchange ideas on our existing programs and potential future programs. We listen to their feedback and carefully consider it. Our engagement with stockholders does not begin and end with the “say-on-pay” vote – that vote is just one part of a larger dialogue and partnership we have with our investors.

2015 Financial and Business Performance Highlights

As noted above, the Compensation Committee has focused our executives on accountability in revenue, operating income and earnings and maximizing stockholder return through the structure of our executive compensation program. We believe our 2015 financial results on a non-GAAP basis show the benefit of these compensation decisions. Our financial results are summarized as follows (in millions, except per share amounts and percentages):

	GAAP			Non-GAAP
	2014	2015	Change	2014	2015	Change
Revenue	$282.5	$333.1	18%	$282.5	$333.1	18%
Operating income (1)(2)	$35.3	$41.1	16%	$70.1	$81.7	17%
Net income (1)(2)	$35.5	$35.2	(1)%	$65.8	$77.2	17%
Diluted EPS (1)(2)	$0.89	$0.86	(3)%	$1.65	$1.89	15%

_______________

(1)

The GAAP and non-GAAP financial results in 2014 included a one-time income of $9.5 million related to the resolution of a patent litigation judgment. See Note 13 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016, for further discussion.

(2)	The reconciliation of the GAAP financial measures to the non-GAAP financial measures and related disclosures are provided in Annexure A.

Our revenue growth rate of 18% in 2015 outperformed the analog industry’s 2% growth rate determined by the Semiconductor Industry Association (the “SIA”). Our targeted market segment performance in 2015 is summarized as follows:

●	Industrial sales grew 35% from prior year fueled by product sales for applications in automotive, smart meters, security and power sources.

●	Consumer sales grew 18% from prior year driven by high-value consumer applications such as battery management, home appliances, gaming and LED lighting.

●	Storage and computing sales grew 23% from prior year due to growth in cloud computing, high-end personal computers and storage networks.

Stock Buyback:

In 2015, we repurchased 645,000 shares of our Common Stock for a total of $32.3 million. In February 2016, the Board approved a new stock repurchase program that authorizes us to repurchase up to $50 million of our Common Stock through December 31, 2016.

Cash Dividends:

In 2015, we increased our quarterly dividend rate to $0.20 per common share from $0.15 per common share in 2014, which represents a 33% increase. In 2015, we paid approximately $30.0 million of cash dividends to our stockholders.

The Roles of the Compensation Committee and Our Officers in Setting Compensation

The Compensation Committee, which is comprised solely of independent directors, has primary responsibility for overseeing the design, development and implementation of the compensation program for our CEO and other NEOs. The Compensation Committee Charter, which is available in the “Investor Relations” section of our website at http://www.monolithicpower.com, was originally adopted on October 26, 2007, and is updated periodically.  The Compensation Committee meets on no less than a quarterly basis.  In 2015, the Compensation Committee met six times.

The Compensation Committee reviews the performance of each officer taking into account the evaluations provided by the CEO for all officers other than himself. The Compensation Committee makes the final determination of performance achievement for each officer. The CEO, Chief Financial Officer and General Counsel present information to the Compensation Committee as requested from time to time, including financial results, future budget information, business operations and legal developments. The Compensation Committee regularly meets in closed sessions without the CEO or other management personnel present. Our officers also provide information to the Compensation Committee’s independent compensation consultant, if requested to do so, to help the consultant perform its duties for the Compensation Committee. Our officers are responsible for implementing the decisions made by the Compensation Committee.

Compensation Consultants

In 2015, the Compensation Committee engaged Meyercord & Associates and Radford, an Aon Hewitt company, as the compensation consultants with respect to our non-employee director and executive compensation programs. Both firms did not perform any other work for us. In 2015, the Compensation Committee assessed the independence of both firms pursuant to SEC rules and concluded that no conflict of interest exists that would prevent them from serving as independent consultants to the Compensation Committee for 2015.

In 2015, the Compensation Committee requested and received the following services from Meyercord & Associates and/or Radford: (1) updates on evolving compensation trends, (2) recommendations for additions or deletions to the peer group used for 2015, (3) compensation data for officers and directors (gathered from public filings for our peers and broader surveys), and (4) general advice on analyzing and responding to stockholder feedback on our compensation programs.

Executive Compensation Components

The table below summarizes the core elements, objectives and key features of our 2015 compensation program for our NEOs:

Compensation Components	Objectives		Key Features
Base salary	Designed to reward individual effort associated	●	Paid in cash.
	with job-related duties and to attract and retain	●	Reviewed annually.
	talented executive officers.	●	Peer data used as reference.
Short-term cash	Designed to encourage outstanding individual and	●	Paid in cash.
incentive compensation	MPS performance by motivating the NEOs to	●	Weighting between individual and
	achieve short-term financial and individual goals.		corporate goals reflects the scope of
each NEO’s role.
		●	Subject to clawback policy.
Long-term incentive	Designed to align the interests of our executives	●	Consists of time-based RSUs, RSUs
compensation	with the interests of the stockholders by focusing		with performance conditions, and
	on our long-term revenue growth compared to the		RSUs containing both performance
	industry, long-term stock price appreciation and		and market conditions.
	achievement of operating goals.	●	Approximately 80% of total target
award size is subject to achieving
performance and market-based
metrics.
		●	Size of award is a multiple of target
cash compensation.
Cash dividend equivalents	Designed to treat equity award holders equally with	●	Paid in cash and equal to the
	stockholders under our dividend program.		dividend declared and paid on a
share of Common Stock.
		●	Accumulate during the vesting
period of the underlying equity
awards.
		●	Subject to forfeiture if the underlying
equity awards do not vest.

Peer Group and Use of Peer Data for 2015

In February 2015, Meyercord & Associates reviewed the peer group of companies selected by the Compensation Committee and recommended that the industry peer group continue to be determined by reference to publicly traded companies in the semiconductor industry with revenue primarily between 50% and 200% of our revenue for the most recent four quarters.  In addition, Meyercord & Associates took into account that the market capitalization should be in similar range of us primarily from 50% to 200%. Guided by this set of parameters, and taking into account the recommendations of management, Meyercord & Associates proposed the following peer group, which the Compensation Committee approved as presented.  The peer group consisted of the following companies:

Applied Micro Circuits Corporation	Mellanox Technologies, Ltd. (1)
Cavium, Inc.	Microsemi Corporation
Cirrus Logic, Inc.	PMC-Sierra, Inc. (2)
Entropic Communications, Inc. (2)	Power Integrations, Inc.
Exar Corporation	QLogic Corp. (1)
Integrated Device Technology, Inc.	Semtech Corporation
Intersil Corporation	Silicon Laboratories, Inc.
Lattice Semiconductor Corporation (1)	Tessera Technologies, Inc.

____________________

(1)	New in February 2015.
(2)	These companies were acquired subsequent to February 2015.

The following companies were removed from the peer group in February 2015 because these companies ceased to fit within the desired parameters or have been acquired: Hittite Microwave Corporation, International Rectifier Corporation, and RF Micro Devices, Inc.

Analysis of 2015 Compensation Elements

Base Salaries. We provide base salary as a stable source of compensation for the NEOs’ day-to-day duties, and seek to set base salaries at levels that will attract and retain talented executive officers. To attract and retain talent, we have to understand the levels of salary offered by our peers. Accordingly, our Compensation Committee considers peer data as one key factor in reviewing base salary each year. Our Compensation Committee also considers each individual executive’s role and the scope of his or her responsibilities, the executive’s experience, his or her tenure with us, and size of recent salary changes. For 2015, our Compensation Committee considered all of these factors and approved the following salaries for our NEOs:

NEOs	2014	2015	Change
Michael Hsing	$600,000	$600,000	0%
Meera Rao	$280,000	$310,000	11%
Deming Xiao	$340,000	$340,000	0%
Maurice Sciammas	$300,000	$340,000	13%
Saria Tseng	$300,000	$340,000	13%

In 2015, the Compensation Committee approved an increase of Ms. Rao, Mr. Sciammas and Ms. Tseng’s base salaries to better align their pay with increased responsibilities, given that the base salaries for Mr. Sciammas and Ms. Tseng had not been increased in the last six and three years, respectively.

Short-Term Cash Incentive Compensation.  We provide a short-term cash incentive opportunity to each of our NEOs to encourage them to achieve our short-term operating income goals as well as individual management business objectives within their area of expertise and role. Consistent with 2014, the Compensation Committee used non-GAAP operating income as the sole corporate performance metric in 2015 for determining the company performance element of the short-term incentive compensation.  The Compensation Committee believed that non-GAAP operating income would best reflect our short-term performance.  Please refer to Annexure A for a reconciliation of the GAAP operating income to the non-GAAP operating income and related disclosures.

Our CEO’s target bonus was 100% of his annual base salary, and 100% of his bonus was tied to the achievement of the corporate performance metric due to the importance of his role in achieving this goal.  The remaining NEOs’ target bonus was 80% of their annual base salary, with 50% of their target bonus tied to the achievement of the corporate performance metric and the other 50% tied to their individual performance as determined at the end of 2015 in the judgment of the Compensation Committee after consultation with the CEO. For the individual performance component, an NEO could earn a maximum of 100% of the target bonus.

For the corporate performance metric, achievement of non-GAAP operating income determined the maximum award size that each executive could earn, with achievement of 120% of the non-GAAP operating income target resulting in the maximum 250% award level, achievement of 100% of the non-GAAP operating income target resulting in the 100% award level, and performance at or below 80% of the non-GAAP operating income target resulting in no bonus being earned. For 2015, our non-GAAP operating income target was $66.4 million as established in the annual operating plan approved by the Board. For performance within the maximum and threshold range, the percentage achievement would be determined based on a linear interpolation.

For 2015, we achieved non-GAAP operating income which exceeded 120% of the target, resulting in the achievement of the maximum 250% payout for the corporate performance metric for each NEO.  In addition, our Compensation Committee reviewed the NEOs’ individual performance based on the CEO’s feedback as well as our operational and financial performance in a holistic manner and determined the level of achievement was 100%.  The following table summarizes the bonus payout approved by the Compensation Committee for our NEOs:

NEOs	Target	Achieved
Michael Hsing	$600,000	$1,500,000
Meera Rao	$248,000	$434,000
Deming Xiao	$272,000	$476,000
Maurice Sciammas	$272,000	$476,000
Saria Tseng	$272,000	$476,000

Furthermore, after determining the performance under our short-term cash incentive program, our Compensation Committee reflected on the overall company performance in 2015, including revenue, earnings and stock price appreciation in addition to non-GAAP operating income. In recognition of MPS’s exceptional performance beyond the maximum target that was set initially in 2015, the Compensation Committee decided to use its authority to approve a discretionary cash bonus equal to 15% of the target bonus, which was the maximum payout guideline for the discretionary bonus under the plan, to each NEO, ranging from $37,000 to $90,000.

Long-Term Equity Incentive Compensation.  We provide long-term equity compensation awards to reward and retain our valued executives, to help us effectively compete for executives who can strategically position us for future growth and financial success, and to encourage our executives to focus on achieving long-term development goals for the future.

In determining the number of RSUs granted to each of the NEOs, the Compensation Committee establishes the aggregate value of RSUs to be granted as a multiple of each NEO’s target cash compensation. The Compensation Committee believes these multiples properly reflect the relative position and responsibility of each NEO as well as the officer’s ability to develop the vision, drive the strategy and affect certain cost savings for us.

Over the past several years, we have regularly engaged with our stockholders to take into account their opinions in setting performance metrics. In response to their recommendations, we have significantly increased the executive equity awards that are tied to performance from 50% in 2012 to over 80% in 2015, and 100% beginning in 2016.

In February 2015, the Board granted a target dollar amount of long-term equity compensation awards comprised of RSUs based on a three-year continued service requirement (“Time-Based RSUs”) and RSUs with performance conditions based on revenue achievement as measured against the performance of the analog industry over a two-year period, with a total vesting period of four years (“PSUs”).  Time-Based RSUs comprised 25% of the target value of awards, and PSUs comprised the remaining 75% of the target value of such awards.  In December 2015, the Board granted an additional award opportunity as RSUs with market and performance conditions based on the achievement of stock price targets and operating goals over a four-year period (“MPSUs”). The following table summarizes the target number of Time-Based RSUs, PSUs and MPSUs granted to our NEOs in 2015:

	Time-Based RSUs		PSUs		MPSUs
NEOs	Target Number of Shares	Percentage of Total Awards	Target Number of Shares	Percentage of Total Awards	Target Number of Shares	Percentage of Total Awards	Total Target Awards	Total Target Value
Michael Hsing	26,581	20%	79,745	59%	27,749	21%	134,075	$6,359,128
Meera Rao	6,439	17%	19,317	50%	12,613	33%	38,369	$1,794,985
Deming Xiao	8,071	17%	24,213	51%	15,136	32%	47,420	$2,220,816
Maurice Sciammas	8,071	17%	24,213	51%	15,136	32%	47,420	$2,220,816
Saria Tseng	8,071	17%	24,213	51%	15,136	32%	47,420	$2,220,816

Time-Based RSUs:

In 2015, in response to investor feedback, the Compensation Committee lengthened the vesting period of the Time-Based RSUs from two years to three years, subject to continued employment on each vesting date. We provide these Time-Based RSUs as a relatively small portion of the overall equity compensation package to attract and retain executives, consistent with the market practices of our peers, and to provide for some consistency and stability in the total compensation package, given the extent to which the vast majority of the executive’s pay is subject to performance conditions.

In February 2016, to further align the NEOs’ long-term compensation with our performance and stockholders’ interests, the Compensation Committee decided that 100% of the equity compensation awards granted to our NEOs in the first quarter of 2016 will be tied to the achievement of performance criteria.

PSUs:

In February 2015, the Compensation Committee set a two-year (2015 and 2016) revenue performance period as the basis to grant each NEO a target number of RSUs. The number of shares that can ultimately be earned at the end of the performance period in 2016 is based on the average two-year revenue growth rate as measured against the average two-year revenue growth rate for the analog industry published by the SIA. In selecting the minimum, target and maximum performance levels, the Compensation Committee carefully considered our historical and projected performance and the fundamentals of the analog industry at that time. The Compensation Committee took into account SIA’s projections, which are updated twice a year in May and November, for the anticipated revenue growth in the analog industry for the two-year performance period. Instead of benchmarking against the broad semiconductor sector, the Compensation Committee elected to focus solely on the analog industry in setting the performance objectives, which are measured against our closest and most relevant peers within the semiconductor sector. In addition, the Compensation Committee chose the revenue projections reported by SIA as a baseline because the SIA report is well-respected in the analog industry and used by Wall Street financial analysts in preparing their recommendations.

Based on the Compensation Committee evaluation, the performance criteria and the threshold, target and maximum levels of the PSUs that can be earned are as follows:

MPS's Average Two-Year Revenue
Growth Rate Exceeds the Analog Industry by:	Percentage of Target PSUs Earned
less than 3%	0%
3%	50%
5%	100%
15%	300%

We have granted these PSUs annually with a two-year performance period, which provides a long-term incentive for our NEOs, through overlapping cycles so that each year of performance is equally critical as we work toward meeting our two-year goals. The Compensation Committee sets what it believes to be challenging performance goals for revenue. Furthermore, we believe our performance metrics measured relative to our peers will provide objectivity when setting long-term goals while minimizing uncertainties caused by external economic factors that are beyond our control.

The following table summarizes the number of shares subject to the 2015 PSUs that can be earned by the NEOs at the threshold, target and maximum performance levels. The number of shares earned will be linearly interpolated for actual achievement between the threshold, target and maximum performance levels.

NEOs	Threshold	Target	Maximum
Michael Hsing	-	79,745	239,235
Meera Rao	-	19,317	57,951
Deming Xiao	-	24,213	72,639
Maurice Sciammas	-	24,213	72,639
Saria Tseng	-	24,213	72,639

At the end of the performance period in 2016 and upon certification of performance by our Compensation Committee, 50% of the actual award earned will become vested in February 2017, and the remaining 50% vest quarterly over the following two years thereafter, for a total vesting period of four years, subject to continued employment.

MPSUs:

In 2013, as part of our long-term performance-based equity compensation program, we implemented a one-time market-based award program based on the achievement of stock price targets ranging from 26% to 80% from the grant date over a five-year performance period. Within a two-year period, all the pre-determined price targets have been accomplished. Subsequently, several of our key institutional shareholders asked our Board to consider implementing another similar program. As a result, the Board, with the assistance of an independent compensation consultant (Radford, an Aon Hewitt company), approved a special MPSU program in December 2015 to a group of key employees, including our NEOs, that can only be earned if our Common Stock sustains an average trading stock price at levels substantially higher than our historical trading prices. To make the performance criteria more rigorous, approximately 70% of the MPSUs are also subject to the achievement of long-term operating goals in addition to the stock price appreciation. Our Board believes that the MPSU program emphasizes sustainable stockholder value creation and attainment of long-term strategic business objectives.

The MPSUs consist of four separate tranches with four, three, two and one-year performance periods all ending on December 31, 2019. The first tranche contains market conditions only, which require the achievement of five MPS stock price hurdles ranging from $71.36 to $95.57 over a four-year period. The second, third and fourth tranches contain both market conditions and performance conditions. Each tranche requires the achievement of five MPS stock price hurdles to be measured against a base price equal to the greater of: (1) the weighted average closing stock price during the 20 consecutive trading days immediately before the start of the performance period for that tranche, or (2) the closing stock price immediately before the start of such performance period. An individual price hurdle is deemed achieved if the average of the closing prices of our Common Stock over a 20-consecutive day trading period equals or exceeds that price hurdle.

In addition to the price hurdles, each of the second, third and fourth tranches requires the achievement of one of following six operating metrics during the four-year performance period:

●	Successful implementation of full digital solutions vs. current analog topology for certain products.
●	Successful implementation and adoption by a key player of an integrated, software-based, field-oriented-control with 3D hall sensor to motor driver.
●	Successful implementation of certain advanced power analog processes.
●	Successful design wins and achievement of a specific level of revenue with a global networking customer.
●	Achievement of a specific level of revenue with a global electronics manufacturer.
●	Achievement of a specific level of market share with certain core power products.

A specific operational objective may not be deemed achieved more than once for purposes of determining performance in any performance period.

The following table summarizes the number of shares that can be earned by the NEOs under the 2015 MPSU program, subject to the achievement of the performance criteria described above.

NEOs	Price Hurdle 1	Price Hurdle 2	Price Hurdle 3	Price Hurdle 4	Price Hurdle 5	Total
Michael Hsing	27,749	27,749	27,749	27,749	27,749	138,745
Meera Rao	12,613	12,613	12,613	12,613	12,613	63,065
Deming Xiao	15,136	15,136	15,136	15,136	15,136	75,680
Maurice Sciammas	15,136	15,136	15,136	15,136	15,136	75,680
Saria Tseng	15,136	15,136	15,136	15,136	15,136	75,680

Any MPSUs that satisfy the stock price and operational goals (as applicable) described above will fully vest on January 1, 2020, subject to continued employment on that date. In addition, the MPSUs contain a post-vesting sales restriction for up to an additional two years. This post-vesting holding period encourages executives to consider the long-term risk of their business decisions now, as well as lowers the accounting costs of our equity compensation program due to the discount for lack of liquidity resulting from the holding period.

Dividend Equivalents. In connection with our quarterly cash dividend program, all outstanding and unvested RSU awards granted to employees, including the NEOs, have the right to receive dividend equivalents in order to maintain the economic alignment between the value of an RSU and the value of a share of our Common Stock. The dividend equivalents are accumulated during the vesting periods of the underlying RSUs and are paid in cash to employees only if and when the underlying RSUs vest. Dividend equivalents accrued on the underlying RSUs are forfeited if the employees do not fulfill their service requirement during the vesting periods. Dividend equivalents paid to the NEOs in 2015 are included in the section “Option Exercises and Stock Vested” below.

Certifications of Prior-Year Performance-Based Awards

 As previously disclosed in our proxy statement for the 2015 Annual Meeting of Stockholders, the Compensation Committee granted each NEO a PSU award opportunity in February 2014 that could be earned based on the average two-year (2014 and 2015) revenue growth rate as measured against the average two-year revenue growth rate for the analog industry published by the SIA. The PSU award opportunity consisted of a target award, as well as a maximum award equal to 300% of the target grant. The actual results at the end of the performance period in 2015, as approved by the Compensation Committee, were as follows:

MPS's Average Two-Year Revenue
Growth Rate Exceeds the Analog Industry by:		Percentage of Target
Target	Actual	PSUs Earned
3%	12%	275%

The following table shows the target and actual shares earned for each NEO:

NEOs	Target	Earned
Michael Hsing	122,546	337,002
Meera Rao	26,812	73,733
Deming Xiao	37,208	102,322
Maurice Sciammas	32,831	90,284
Saria Tseng	32,831	90,284

50% of the actual awards earned will vest in February 2016, with the remaining 50% vesting quarterly over the following two years through February 2018, subject to continued employment.

In addition, as previously disclosed in our proxy statement for the 2014 Annual Meeting of Stockholders, the Compensation Committee granted each NEO a market-based award (“MSU”) in December 2013 that could be earned in five tranches if the average closing prices of our Common Stock over a 20-consecutive day trading period exceed five different price levels (the “Price Hurdles”) over a five-year performance period from January 1, 2014 to December 31, 2018. The MSU award opportunity consisted of a target award, as well as a maximum award equal to 500% of the target grant. In 2015, we achieved the final two Price Hurdles of the program. The table below shows the target and actual shares earned for each NEO in 2015:

NEOs	Target	Earned
Michael Hsing	110,000	220,000
Meera Rao	36,000	72,000
Deming Xiao	43,200	86,400
Maurice Sciammas	43,200	86,400
Saria Tseng	43,200	86,400

The actual awards earned will vest quarterly over a five-year period from January 1, 2019 to December 31, 2023, subject to continued employment. Therefore, no executive has vested in any of these MSUs at this time, as the service-based vesting period is still on-going.

Broad-Based Benefits

Our NEOs are eligible to participate in our broad-based employee benefit programs on the same terms offered to our employees. These benefit programs include the employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance and health and dependent care flexible spending accounts.  We do not provide pension arrangements or post-retirement health coverage for our NEOs or other employees. In addition, we do not provide contributions on the 401(k) plan or the deferred compensation plan for our NEOs or other employees.

Severance and Change-in-Control Arrangements

We offer severance benefits to our NEOs, including severance in connection with a change-in-control. In general, severance does not exceed six to twelve months of base salary, target bonus and other benefits, and is conditioned on a release of claims and compliance with ongoing obligations. We believe these modest benefits balance the costs to MPS with the retention benefits that are commonly understood to come from offering severance and change-in-control benefits. For all change-in-control arrangements, the NEO is entitled to benefits if his or her employment is terminated without cause or if he or she leaves for good reason within one year following a change-in-control. This approach is commonly referred to as a “double-trigger” arrangement and is favored by many institutional investors and their advisors. We believe the size and conditions to receipt of these severance benefits are consistent with market practices. These arrangements are discussed in more detail in the section “Potential Payments Upon Termination or Termination Upon Change-in-Control.”

Stock Ownership Guidelines

In February 2012, the Board established stock ownership guidelines for our executive officers and directors. These guidelines reinforce the importance of aligning the interests of our executive officers and directors with the interests of our stockholders.

For the NEOs, the guidelines are determined as a multiple of each NEO’s base salary, and then converted to a fixed number of shares. Currently, the multiple for our CEO is five times his base salary, while the multiples for other NEOs are two times each NEO’s base salary.

Equity interests that count toward the satisfaction of the ownership guideline include shares owned directly or indirectly by the executive, including restricted or unrestricted shares or stock units (excluding restricted shares or stock units that remain subject to achievement of performance goals), and any shares owned in our savings plans, such as our 401(k), or acquired through the Employee Stock Purchase Plan. Executives have five years from the date of adoption of the guidelines or their appointment as an executive officer, as applicable, to attain these ownership levels. As of December 31, 2015, all of the NEOs met the stock ownership guidelines.

For the non-employee directors, the stock ownership guidelines are determined as a multiple of the annual retainer paid to the non-employee director and then converted to a fixed number of shares.  The guideline for the non-employee directors is set at two times each of the non-employee director’s annual retainer.  These guidelines are initially determined as of the later of the date these stock ownership guidelines were adopted and the date the non-employee director was elected to the Board. As of December 31, 2015, all of the directors met the stock ownership guidelines. In February 2016, based on our compensation consultant’s best practice recommendation, we amended the stock ownership guidelines to increase the required level for our non-employee directors from two times to three times of each such director’s annual retainer.

Policy Regarding Clawback of Incentive Compensation

In February 2012, the board of directors adopted a Compensation Recoupment Policy, which requires the Board of Directors to recoup any excess performance-based cash compensation paid to key members of our executive team, including the NEOs, if the financial results on which the incentive compensation awards were based are restated due to fraud or intentional misconduct by the executive, if the Board determines, in its sole discretion, that it is in the best interests of us and our stockholders for the executive to repay or forfeit all or any portion of the subject performance-based cash compensation.

Anti-Hedging and Monetization Transactions and Short Sales

We prohibit our directors and officers, including our NEOs, from engaging in hedging or monetization transactions with respect to our securities that they obtained through our plans or otherwise, including transactions involving the use of financial instruments such as prepaid variable forwards, equity swaps, collars, forward sale contracts and exchange funds, without prior Board approval.  We also prohibit our directors and officers, including our NEOs, from engaging in any short sales of our securities.

Tax and Accounting Impacts of Equity Grants

Our Compensation Committee is aware of current rules governing the taxation and accounting for cash and equity compensation as applicable to public companies. Our Compensation Committee appreciates the benefits that can result – both to MPS and to the individual – in complying with tax rules such as Section 162(m) of the Internal Revenue Code or Section 409A of the Internal Revenue Code. Our Compensation Committee is mindful of the effect that the accounting value of our cash and equity compensation has on our financial results. However, our Compensation Committee retains the discretion to structure compensation in ways that may result in less than full deductibility, that may not maximize tax savings, and that may not minimize the accounting cost to MPS. Our Compensation Committee may choose to do this if it believes it is reasonable to do so to achieve the objectives of our compensation program or if the administrative burdens of maximizing tax or accounting results are greater than desired or otherwise unreasonable.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with our management. Based upon such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement for the 2016 Annual Meeting of Stockholders.

Members of the Compensation Committee: Jeff Zhou, Chairman Herbert Chang Eugen Elmiger

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2015 were Herbert Chang, Eugen Elmiger and Jeff Zhou. No Compensation Committee member was at any time during 2015, or at any other time, an officer or employee of us or any of our subsidiaries.  No executive officer of MPS serves on the board or compensation committee of any entity that has one or more executive officers serving on the Board or Compensation Committee.

Compensation Risk Management

In 2015, our management, including members from our internal legal, accounting, finance and human resources departments, undertook a subjective review of our compensation policies and practices that applied to all of our employees, including the following: annual base salaries and bonuses, equity incentive awards under our equity incentive plans and the Employee Stock Purchase Plan. This review was designed to review, consider and analyze the extent to which, if any, our compensation policies and practices might create risks for us, and this review also focused on variable and incentive compensation elements, as well as policies and practices that could mitigate or balance any such incentives. After conducting this review, management determined that none of our compensation policies and practices for our employees creates any risks that are reasonably likely to have a material adverse effect on us. The results of the review and management’s determination were reviewed and independently considered by the Compensation Committee, which concurred with management’s assessment.

Summary Compensation Table

The following table sets forth the 2015, 2014 and 2013 compensation for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers, which officers together constitute our NEOs:

NEOs	Year	Salary	Bonus (1)	Stock Awards (2)(3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Michael Hsing	2015	$600,000	$90,000	$6,359,128	$1,500,000	$-	$8,549,128
Chief Executive Officer, President	2014	$600,000	$-	$5,160,014	$1,373,658	$-	$7,133,672
and Chairman of the Board	2013	$448,000	$22,400	$6,066,092	$896,000	$-	$7,432,492
Meera Rao	2015	$310,000	$37,200	$1,794,985	$434,000	$-	$2,576,185
Chief Financial Officer	2014	$280,000	$-	$1,128,953	$366,000	$-	$1,774,953
	2013	$260,000	$26,000	$1,826,605	$312,000	$-	$2,424,605
Deming Xiao	2015	$340,000	$40,800	$2,220,816	$476,000	$64,649	$3,142,265
President of Asia Operations	2014	$340,000	$-	$1,566,716	$418,000	$88,041	$2,412,757
	2013	$340,000	$-	$2,355,247	$384,000	$80,638	$3,159,885
Maurice Sciammas	2015	$340,000	$40,800	$2,220,816	$476,000	$-	$3,077,616
Senior Vice President,	2014	$300,000	$-	$1,382,415	$390,000	$-	$2,072,415
Worldwide Sales and Marketing	2013	$300,000	$24,000	$2,214,313	$360,000	$-	$2,898,313
Saria Tseng	2015	$340,000	$40,800	$2,220,816	$476,000	$-	$3,077,616
Vice President, Strategic Corporate	2014	$300,000	$-	$1,382,415	$390,000	$-	$2,072,415
Development and General Counsel	2013	$300,000	$24,000	$2,214,313	$360,000	$-	$2,898,313

_______________

(1)	Includes discretionary cash bonuses approved by the Compensation Committee.

(2)

For more information regarding the stock awards, see the section “Executive Compensation - Compensation Discussion and Analysis.” The amounts reflect the aggregate grant date fair value of the awards calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures. The grant date fair value of time-based RSUs and PSUs was based on the closing stock price on the date of grant. The grant date fair value of MPSUs was estimated using a Monte Carlo simulation method. Assumptions used in the calculation of these amounts are included in Note 1 and Note 7 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016.

(3)

In 2015, the aggregate grant date fair value of the stock awards, assuming the achievement of the highest level of performance criteria, would be as follows: (a) $18,895,687 for Mr. Hsing, (b) $5,850,077 for Ms. Rao, (c) $7,187,221 for Mr. Xiao, (d) $7,187,221 for Mr. Sciammas, and (e) $7,187,221 for Ms. Tseng.  In 2014, the aggregate grant date fair value of the stock awards, assuming the achievement of the highest level of performance criteria, would be as follows: (a) $12,900,019 for Mr. Hsing, (b) $2,822,399 for Ms. Rao, (c) $3,916,773 for Mr. Xiao, (d) $3,456,020 for Mr. Sciammas, and (e) $3,456,020 for Ms. Tseng. In 2013, the aggregate grant date fair value of the awards, assuming the achievement of the highest level of performance criteria, would be: (a) $20,761,568 for Mr. Hsing, (b) $6,398,033 for Ms. Rao, (c) $8,085,934 for Mr. Xiao, (d) $7,733,596 for Mr. Sciammas, and (e) $7,733,596 for Ms. Tseng.

(4)

The amounts reflect the annual cash incentive compensation earned by the NEOs under our non-equity incentive plan, as described under the section “Executive Compensation - Compensation Discussion and Analysis.”

(5)

The “other compensation” for Mr. Xiao represents the value of the vested equity interest in a subsidiary of MPS that owns a corporate apartment in Chengdu, China, which is provided to Mr. Xiao in connection with his extended stay in China due to his increased responsibilities in our operations in Asia. See the section “Potential Payments Upon Termination or Termination Upon Change-in-Control - Employment Agreements and Change-in-Control Arrangements” for more information. Other than these amounts, we did not provide other compensation for the NEOs that is required to be disclosed under Item 402(c) of Regulation S-K.

Grants of Plan-Based Awards for the Year Ended December 31, 2015

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards:	Grant Date
NEOs	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Number of Shares of Stock or Units (3)	Fair Value of Stock and Option Awards (4)
Michael Hsing	-	$-	$600,000	$1,500,000	-	-	-	-	-
	2/3/2015	-	-	-	-	79,745	239,235	-	$3,870,025
	2/3/2015	-	-	-	-	-	-	26,581	$1,289,976
	12/31/2015	-	-	-	-	27,749	138,745	-	$1,199,127
Meera Rao	-	$-	$248,000	$434,000	-	-	-	-	-
	2/3/2015	-	-	-	-	19,317	57,951	-	$937,454
	2/3/2015	-	-	-	-	-	-	6,439	$312,485
	12/31/2015	-	-	-	-	12,613	63,065	-	$545,046
Deming Xiao	-	$-	$272,000	$476,000	-	-	-	-	-
	2/3/2015	-	-	-	-	24,213	72,639	-	$1,175,057
	2/3/2015	-	-	-	-	-	-	8,071	$391,686
	12/31/2015	-	-	-	-	15,136	75,680	-	$654,073
Maurice Sciammas	-	$-	$272,000	$476,000	-	-	-	-	-
	2/3/2015	-	-	-	-	24,213	72,639	-	$1,175,057
	2/3/2015	-	-	-	-	-	-	8,071	$391,686
	12/31/2015	-	-	-	-	15,136	75,680	-	$654,073
Saria Tseng	-	$-	$272,000	$476,000	-	-	-	-	-
	2/3/2015	-	-	-	-	24,213	72,639	-	$1,175,057
	2/3/2015	-	-	-	-	-	-	8,071	$391,686
	12/31/2015	-	-	-	-	15,136	75,680	-	$654,073

_______________

(1)

Amounts reflect the threshold, target, and maximum awards under the short-term cash incentive compensation program, which is described in detail in the section “Compensation Discussion and Analysis—Analysis of 2015 Compensation Elements—Short-Term Cash Incentive Compensation.”

(2)

Amounts reflect the threshold, target, and maximum number of shares that may be earned under the long-term equity incentive compensation program, which is described in detail in the section “Compensation Discussion and Analysis—Analysis of 2015 Compensation Elements—Long-Term Equity Incentive Compensation.”

(3)

Amounts reflect the time-based RSUs granted under the long-term equity incentive compensation program, which is described in detail in the section “Compensation Discussion and Analysis—Analysis of 2015 Compensation Elements—Long-Term Equity Incentive Compensation.”

(4)

The amounts reflect the aggregate grant date fair value of each award based on the target level of performance and calculated in accordance with ASC Topic 718, excluding the impact of estimated forfeitures. The grant date fair value of time-based RSUs and PSUs was based on the closing stock price on the date of grant. The grant date fair value of MPSUs was estimated using a Monte Carlo simulation method. Assumptions used in the calculation of these amounts are included in Note 1 and Note 7 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards During the Year Ended December 31, 2015

A discussion of 2015 salaries, incentive plans and awards is set forth under the section “Compensation Discussion and Analysis,” including a discussion of the material terms and conditions of the time-based RSUs, PSUs and MPSUs.

Equity Incentive Grant Policies

We maintain the Monolithic Power Systems Equity Award Grant Policy, which is designed to work in concert with: (1) the administrative provisions of our 2014 Equity Incentive Plan and such other plans as we may adopt from time to time (which we refer to collectively as the Plans), (2) the requirements of the Delaware General Corporation Law, (3) the corporate governance requirements of NASDAQ, (4) applicable rules and regulations of the SEC, including those relating to Section 16 of the 1934 Act, and (5) relevant sections of the Internal Revenue Code. Grants to our NEOs are made pursuant to this policy, must be approved by the Board or the Compensation Committee and will only be granted at specific times during the year, as described in further detail below.

Plan and Corporate Authorization

Under the Plans, the authorization to administer the grant of equity incentive awards is conferred upon the Board or any committee of the Board as properly constituted under applicable laws. The Board has delegated to the Compensation Committee the authority to serve as administrator of the Plans (including the authority to grant awards under the Plans), and has approved a charter outlining the responsibilities of this committee which also includes this express authority. The delegation of authority to the Compensation Committee is not exclusive; the Board retains the right to formally approve award grants as well. The Compensation Committee may form and delegate authority to subcommittees when appropriate.

In addition, the Board has delegated limited authority for grants of equity awards under the Plans to new employees and consultants to a committee consisting of the Chief Executive Officer (which committee we refer to as the Equity Award Committee). The authority does not extend to grants to the NEOs. The delegation of authority to the Equity Award Committee is not exclusive; the Board and Compensation Committee retain the right to formally approve award grants as well.

Equity Grants to New Hires

Grants to newly hired employees and consultants (other than Executive Officers as defined below) will generally be made on the date of the next regularly scheduled Board meeting subsequent to the employees’ start date. Management submits the employee equity award recommendations to the Compensation Committee and, if such equity awards are approved by the Compensation Committee, such equity awards will be granted effective as of the date of a meeting approving such awards as evidenced by written minutes of such meeting or the date of the last verification signature or electronic verification over email in the event of a written consent in lieu of the meeting.

New hire grants made to “Executive Officers” (currently defined as the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Chief Operations Officer, President, employees who are members of the Board and any other employee determined by the Board to be an Executive Officer) generally will only be granted on the date of the next regularly scheduled Board meeting subsequent to the Executive Officer’s start date and following the recommendation of such grant by the Compensation Committee.

Equity Grants to Existing Employees or Incumbent Members of the Board

Generally, annual grants of equity awards shall be made to key performers quarterly at a regularly scheduled Board meeting. Equity awards to non-employee members of the Board shall be made by the Board or pursuant to any automatic grant provisions in the Plans.

Outstanding Equity Awards at 2015 Year-End

The following table sets forth, as to the NEOs, certain information concerning their outstanding equity awards at December 31, 2015.  The market value of the stock awards that have not vested is based on the closing market price of our Common Stock of $63.71 on December 31, 2015, and includes any outstanding dividend equivalents accumulated on such awards as of December 31, 2015. There were no outstanding option awards held by the NEOs as of December 31, 2015.

	Stock Awards
NEOs	Grant Date		Number of Shares of Restricted Stock Units that Have Not Vested	Market Value of Shares of Restricted Stock Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Restricted Stock Units That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Restricted Stock Units That Have Not Vested
Michael Hsing	2/14/2012	(1)	8,249	$544,484	-	-
	12/28/2012	(2)	387	$25,522	-	-
	2/11/2013	(3)	83,164	$5,390,790	-	-
	12/14/2013	(4)	550,000	$35,480,500	-	-
	2/4/2014	(5)	5,107	$337,112	-	-
	2/4/2014	(6)	337,002	$21,623,580	-	-
	2/3/2015	(7)	19,936	$1,287,400	-	-
	2/3/2015	(8)	-	$-	79,745	$5,144,350
	12/31/2015	(9)	-	$-	27,749	$1,767,889
Meera Rao	2/14/2012	(1)	2,401	$158,478	-	-
	12/28/2012	(2)	112	$7,406	-	-
	2/11/2013	(3)	22,988	$1,490,109	-	-
	12/14/2013	(4)	180,000	$11,611,800	-	-
	2/4/2014	(5)	1,118	$73,798	-	-
	2/4/2014	(6)	73,733	$4,731,045	-	-
	2/3/2015	(7)	4,830	$311,905	-	-
	2/3/2015	(8)	-	$-	19,317	$1,246,140
	12/31/2015	(9)	-	$-	12,613	$803,575
Deming Xiao	2/14/2012	(1)	3,531	$233,104	-	-
	12/28/2012	(2)	166	$10,936	-	-
	2/11/2013	(3)	31,940	$2,070,388	-	-
	12/14/2013	(4)	216,000	$13,934,160	-	-
	2/4/2014	(5)	1,551	$102,380	-	-
	2/4/2014	(6)	102,322	$6,565,445	-	-
	2/3/2015	(7)	6,054	$390,947	-	-
	2/3/2015	(8)	-	$-	24,213	$1,561,981
	12/31/2015	(9)	-	$-	15,136	$964,315
Maurice Sciammas	2/14/2012	(1)	2,769	$182,748	-	-
	12/28/2012	(2)	129	$8,546	-	-
	2/11/2013	(3)	28,182	$1,826,791	-	-
	12/14/2013	(4)	216,000	$13,934,160	-	-
	2/4/2014	(5)	1,368	$90,302	-	-
	2/4/2014	(6)	90,284	$5,793,033	-	-
	2/3/2015	(7)	6,054	$390,947	-	-
	2/3/2015	(8)	-	$-	24,213	$1,561,981
	12/31/2015	(9)	-	$-	15,136	$964,315
Saria Tseng	2/14/2012	(1)	2,769	$182,748	-	-
	12/28/2012	(2)	129	$8,546	-	-
	2/11/2013	(3)	28,182	$1,826,791	-	-
	12/14/2013	(4)	216,000	$13,934,160	-	-
	2/4/2014	(5)	1,368	$90,302	-	-
	2/4/2014	(6)	90,284	$5,793,033	-	-
	2/3/2015	(7)	6,054	$390,947	-	-
	2/3/2015	(8)	-	$-	24,213	$1,561,981
	12/31/2015	(9)	-	$-	15,136	$964,315

 ______________

(1)

These shares are PSUs granted in February 2012. The performance goals with respect to these PSUs were achieved as of December 31, 2013. 50% of these shares vested in February 2014, and the remaining 50% vest quarterly over the following two years through February 2016, for a total vesting period of four years, subject to continued employment.

(2)

In December 2012, our Board declared a special cash dividend of $1.00 per common share, which was paid on December 28, 2012 to all stockholders of record as of the close of business on December 21, 2012.  Holders of unvested RSUs did not receive this special cash dividend, but the Board approved a modification of unvested RSUs whereby the number of units covered by each unvested RSU as of December 28, 2012 was increased by a ratio of 1.0471.  The purpose of the adjustments was to prevent dilution in the value of the awards due to the decrease in share value resulting from the dividend. These additional awards vest over the remaining vesting periods of the original awards granted, subject to continued employment.

(3)	These shares are PSUs granted in February 2013. The performance goals with respect to these PSUs were achieved as of December 31, 2014. 50% of these shares vested in February 2015, and the remaining 50% vest quarterly over the following two years through February 2017, for a total vesting period of four years, subject to continued employment.

(4)	These shares are MSUs granted in December 2013. The performance goals with respect to these MSUs were achieved as of December 31, 2015. The shares will vest quarterly over five years from January 1, 2019 to December 31, 2023, for a total vesting period of ten years, subject to continued employment.

(5)	These shares are time-based RSUs that vest quarterly over two years from the date of grant, subject to continued employment.

(6)	These shares are PSUs granted in February 2014. The performance goals with respect to these PSUs were achieved as of December 31, 2015. 50% of these shares will vest in February 2016, and the remaining 50% will vest quarterly over the following two years through February 2018, for a total vesting period of four years, subject to continued employment.

(7)	These shares are time-based RSUs that vest quarterly over three years from the date of grant, subject to continued employment.

(8)

These shares are PSUs granted in February 2015 and reflect the target level of performance. Upon achievement of the pre-determined performance targets at the end of 2016, 50% of these shares will vest in February 2017, and the remaining 50% will vest quarterly over the following two years through February 2019, for a total vesting period of four years, subject to continued employment. See the section “Compensation Discussion and Analysis - Analysis of 2015 Compensation Elements - Long-Term Equity Incentive Compensation” section above for further discussion.

(9)

These shares are MPSUs granted in December 2015 and reflect the target level of performance. Upon achievement of the pre-determined performance goals and stock price targets during the performance periods ending on December 31, 2019, the shares will fully vest on January 1, 2020, for a total vesting period of four years, subject to continued employment. In addition, the MPSUs contain a post-vesting sales restriction for up to an additional two years. See the section “Compensation Discussion and Analysis- Analysis of 2015 Compensation Elements- Long-Term Equity Incentive Compensation” section above for further discussion.

Option Exercises and Stock Vested

The following table sets forth certain information concerning the option awards exercised and stock awards vested for our NEOs in 2015:

	Option Awards		Stock Awards
NEOs	Number of Shares Acquired on Exercises	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Michael Hsing	314,117	$11,594,486	248,497	$12,832,886
Meera Rao	-	$-	71,642	$3,684,010
Deming Xiao	-	$-	98,633	$5,078,484
Maurice Sciammas	9,337	$373,408	85,622	$4,405,532
Saria Tseng	-	$-	84,967	$4,373,936

____________________

(1)     Value realized is equal to the difference between the market price of our Common Stock at the time of exercise and the strike price of the stock options, multiplied by the number of shares.

(2)     Value realized is equal to the sum of (a) the market price of our Common Stock on the vesting date, multiplied by the number of shares, plus (b) any accumulated dividend equivalents paid on such shares.

Non-Qualified Deferred Compensation Plan

In July 2013, after taking into account trends in federal personal income taxation, as well as the practices of our peer companies, our Compensation Committee adopted a non-qualified, unfunded deferred compensation plan, which allows key employees, including our NEOs, to defer the receipt of, and taxation on, cash compensation. Investment returns on deferred balances are linked to the performance of the investment choices made available in the plan. We do not make contributions to the plan or guarantee returns on the investments. The following table summarizes contributions made by the NEOs from compensation payable for 2015:

NEOs	Executive Contributions in Last FY (1)	Aggregate Earnings (Losses) in Last FY (2)	Aggregate Balance at Last FY
Michael Hsing	$2,285,346	$32,957	$4,048,420
Meera Rao	$747,283	$-	$1,272,185
Deming Xiao	$827,762	$(12,202)	$1,550,406
Maurice Sciammas	$733,338	$(13,668)	$1,390,225
Saria Tseng	$826,362	$(29,969)	$1,484,309

_____________________

(1)	All executive contributions are reported as salary, bonus or non-equity incentive plan compensation in the section “Summary Compensation Table.”

(2)

Represents the net amounts credited to the NEOs’ accounts as a result of the performance of their investment choices. The amounts are not included in the section “Summary Compensation Table” because plan earnings are not “preferential or above-market” under SEC rules.

Potential Payments Upon Termination or Termination Upon Change-in-Control

Employment Agreements and Change-in-Control Arrangements

We have entered into employment agreements with each of our NEOs. The employment agreements establish the initial titles, salaries, and reporting responsibilities for the NEOs. The employment agreements also provide for each NEO to participate in our equity, bonus and benefits programs. Each of the employment agreements with Mr. Hsing, Mr. Xiao and Mr. Sciammas was amended in December 2008 to bring the agreements into compliance with Section 409A of the Internal Revenue Code.  The employment agreement with Mr. Xiao was subsequently amended in March 2011 to grant Mr. Xiao an equity interest in Hue Ming LLC, a Delaware limited liability company formed by us (see further discussion below).

In addition to the terms described above, the employment agreements also provide certain severance benefits upon termination without cause or for good reason, or termination after a change-in-control, as described in the following table. We have followed general market practices for senior executives in allowing limited change-in-control arrangements for selected officers.

NEOs	Agreement and Date	Termination Without Cause or Departure for Good Reason	Change-in-Control with Termination (1)
Michael R. Hsing	Employment Agreement dated March 10, 2008, as amended December 16, 2008.

Base salary, target annual bonus and benefits for 12 months; and acceleration of vesting of equity grant equal to the number of equity grant that would have vested had the executive remained an employee for 12 months following the termination of employment.

Base salary, target annual bonus and benefits for a period of 12 months; and acceleration of vesting of 100% of the executive’s unvested equity grant.
Meera Rao	Employment Agreement dated January 5, 2009, as amended February 9, 2010.

Base salary, target annual bonus and benefits for six months, as long as the executive is not employed by another company; and acceleration of vesting of equity grant equal to the number of equity grant that would have vested had the executive remained an employee for six months following the termination of employment.

Base salary, target annual bonus and benefits for a period of 12 months; and acceleration of vesting of 100% of the executive’s unvested equity grant.
Deming Xiao	Employment Agreement dated March 10, 2008, as amended December 16, 2008 and March 3, 2011

Base salary, target annual bonus and benefits for six months, as long as the executive is not employed by another company; and acceleration of vesting of equity grant and ownership interest in Hue Ming LLC equal to the number of equity grant or equity interest that would have vested had the executive remained an employee for six months following the termination of employment.

Base salary, target annual bonus and benefits for a period of 12 months; and acceleration of vesting of 100% of the executive’s unvested equity grant.
Maurice Sciammas	Employment Agreement dated March 10, 2008, as amended December 16, 2008

Base salary, target annual bonus and benefits for six months, as long as the executive is not employed by another company; and acceleration of vesting of equity grant equal to the number of equity grant that would have vested had the executive remained an employee for six months following the termination of employment.

Base salary, target annual bonus and benefits for a period of 12 months; and acceleration of vesting of 100% of the executive’s unvested equity grant.
Saria Tseng	Employment Agreement dated December 16, 2008, as amended February 9, 2010

Base salary, target annual bonus and benefits for six months, as long as the executive is not employed by another company; and acceleration of vesting of equity grant equal to the number of equity grant that would have vested had the executive remained an employee for six months following the termination of employment.

Base salary, target annual bonus and benefits for a period of 12 months; and acceleration of vesting of 100% of the executive’s unvested equity grant.

_________

(1)

With respect to the PSUs that have not been earned because the performance period is still in progress, a pro-rata portion of such awards shall vest to the extent the applicable performance levels are achieved through the date of the change in control, provided that the date of the change in control occurs after the first calendar year of the performance period. With respect to the MPSUs that have not been earned because the performance period is still in progress, such awards shall vest if the price hurdles are less than the per-share price paid in the change in control.

Each of the employment agreements with our NEOs also contains a provision whereby during the period of employment and thereafter, the executive shall not, without the prior written consent of us, disclose or use any confidential information or proprietary data other than for our interest. These employment agreements also contain a covenant not to solicit, beginning with the date of the executive’s termination and until one year thereafter.  All payments due under the severance benefits provided under the employment agreements with our NEOs are conditioned on the execution and non-revocation of a release for our benefit and the benefit of our related entities and agents.

A “change-in-control” of MPS means a merger or consolidation after which our stockholders do not hold a majority of our outstanding voting securities, any transaction involving the transfer of greater than 50% of our voting power, or a sale of substantially all our assets. “Cause” generally means the NEO’s failure to perform the duties or responsibilities of his or her employment, the NEO personally engaging in illegal conduct that is detrimental to us, the NEO being convicted of or pleading nolo contendere to a felony or other crime involving moral turpitude, or the NEO committing a material act of dishonesty, fraud or misappropriation of property. “Good reason” generally means the NEO’s termination of employment following the expiration of any cure period following the occurrence of: a material reduction in compensation (except where a substantially equivalent reduction is applied to all our officers), a material reduction in the NEO’s duties, or a material change in the location at which the NEO performs services.

On March 3, 2011 (the “Amendment Date”), we entered into an amendment to the employment agreement with Mr. Xiao to provide an additional benefit to him in connection with his extended stay in China due to his increased responsibilities.  Pursuant to the amendment, we would transfer ownership of a corporate apartment in Chengdu, China, that was originally owned by our wholly-owned China subsidiary, to Mr. Xiao.  In order to effect the transfer, we formed a new wholly-owned subsidiary Hue Ming LLC and granted Mr. Xiao 100% ownership in such subsidiary, subject to vesting conditions.  The equity vested ratably over five years on each anniversary of the Amendment Date, and became fully vested in March 2016.

 Estimated Payments Upon Termination or Change-in-Control

The following table sets forth the estimated payments required to be made to each NEO in connection with the termination of their employment upon specified events assuming a stock price of $63.71 per share, the closing price on December 31, 2015. The estimated amounts shown also assume that the termination was effective as of December 31, 2015, and include estimates of the amounts which would be paid out in a lump sum to the executives upon their termination. The actual amounts payable to each NEO can only be determined at the time of the termination of the executive’s employment.

	Termination Without Cause or Departure for Good Reason				Change-in-Control With Termination
NEOs	Base Salary and Target Bonus	Acceleration of Vesting of Equity Awards	Other	Total Compensation	Base Salary and Target Bonus	Acceleration of Vesting of Equity Awards	Other	Total Compensation
Michael Hsing	$1,200,000	$20,439,610	$10,187	$21,649,797	$1,200,000	$73,226,947	$10,187	$74,437,134
Meera Rao	$279,000	$3,527,880	$3,584	$3,810,464	$558,000	$21,304,819	$7,167	$21,869,986
Deming Xiao	$306,000	$4,900,884	$24,357	$5,231,241	$612,000	$26,864,156	$16,390	$27,492,546
Maurice Sciammas	$306,000	$4,311,160	$11,536	$4,628,696	$612,000	$25,795,220	$23,071	$26,430,291
Saria Tseng	$306,000	$4,311,160	$9,760	$4,626,920	$612,000	$25,795,220	$19,520	$26,426,740

In the event the NEOs resign without good reason or we terminate their employment for cause, we will have no obligation to pay or provide any compensation or benefits as a result of the employment agreements between us and the NEOs. In the event of the NEOs’ death or disability, except as required by applicable law, we will have no obligation to pay or provide any compensation or benefits under the employment agreements between us and the NEOs.

Equity Compensation Plan Information

The following table summarizes certain information with respect to our Common Stock that may be issued under the equity compensation plans as of December 31, 2015:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders (1)	4,322,000	(2)	$ 17.50	(3)	9,390,000	(4)

____________________

(1)	Our equity compensation plans approved by stockholders include:
(i)

2004 Equity Incentive Plan, which expired in November 2014. We can no longer grant equity awards under the 2004 Equity Incentive Plan and shares that remained available for issuance under the plan expired in November 2014.

(ii) 2014 Equity Incentive Plan, which became effective in November 2014 and provides for the issuance of up to 5.5 million shares. The 2014 Equity Incentive Plan has a ten-year term.
(iii)

2004 Employee Stock Purchase Plan, which incorporates an evergreen provision pursuant to which on January 1 of each year, the aggregate number of shares of Common Stock reserved for issuance can increase by a number of shares equal to the least of: (i) 2% of the outstanding shares of Common Stock on the first day of the fiscal year, (ii) 1.0 million shares or (iii) a lesser number of shares determined by the Board. The 2004 Employee Stock Purchase Plan has a 20-year term.

(2)	Includes 0.1 million shares of outstanding options and 4.2 million shares of outstanding RSUs.

(3)	The weighted-average exercise price is calculated based solely on the exercise price of the outstanding options and does not reflect the outstanding RSUs which have no exercise price.

(4)

Includes 4.7 million shares of Common Stock available for future issuance under the 2014 Equity Incentive Plan and 4.7 million shares of Common Stock available for future issuance under the 2004 Employee Stock Purchase Plan.

Audit Committee Report

The purpose of the Audit Committee is to provide oversight of the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements; appoint the independent registered public accounting firm to audit the Company’s financial statements; and assist the Board in the oversight of: (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, and (iv) the Company’s internal accounting and financial controls. In addition, the Audit Committee provides the Board with such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board.

The Audit Committee has a duly adopted charter, which it reviews on an annual basis. The Audit Committee has determined that it fulfilled its responsibilities under the Audit Committee Charter in 2015.

The Audit Committee is responsible for recommending to the Board that the Company’s financial statements be included in its Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for 2015, including:

●	reviewing and discussing the audited financial statements with the Company’s independent registered public accounting firm and management;

●

discussing with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

●

receiving the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence, and discussing with the independent registered public accounting firm their independence.

Based upon the reviews and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Members of the Audit Committee:

Victor K. Lee, Chairman

Karen A. Smith Bogart

Jeff Zhou

Other Matters

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as we may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: April 29, 2016
Saria Tseng
Vice President, Strategic Corporate Development, General Counsel and Corporate Secretary

Annexure A

RECONCILIATION OF GAAP AND NON-GAAP MEASURES (1)

(in thousands, except per-share amounts)

	FY 2013	FY 2014 (2)	FY 2015
GAAP operating income	$23,915	$35,300	$41,070
Adjustments:
Stock-based compensation expense	20,701	33,454	41,563
Change in fair value of contingent consideration	-	-	(2,507)
Acquisition-related transaction costs	-	622	-
Amortization of acquisition-related intangible assets	-	672	1,759
Deferred compensation plan expense (income) expense, net	11	66	(200)
Non-GAAP operating income	$44,627	$70,114	$81,685

GAAP net income	$22,898	$35,495	$35,172
Adjustments:
Stock-based compensation expense	20,701	33,454	41,563
Change in fair value of contingent consideration	-	-	(2,507)
Acquisition-related transaction costs	-	622	-
Amortization of acquisition-related intangible assets	-	672	1,759
Deferred compensation plan (income) expense, net	21	(53)	175
Cash award	(266)	-	-
Tax effect	(2,226)	(4,435)	1,058
Non-GAAP net income	$41,128	$65,755	$77,220

GAAP net income per share - diluted	$0.59	$0.89	$0.86
Non-GAAP net income per share - diluted	$1.06	$1.65	$1.89
Shares used in the calculation of diluted net income per share	38,620	39,793	40,869

____________________

(1)

These non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. MPS utilizes both GAAP and non-GAAP financial measures to assess what it believes to be its core operating performance and to evaluate and manage its internal business and assist in making financial operating and compensation decisions. MPS believes that the non-GAAP financial measures, together with GAAP measures, provide investors with an alternative presentation useful to investors' understanding of MPS’s core operating results and trends. Additionally, MPS believes that the inclusion of non-GAAP measures, together with GAAP measures, provides investors with an additional dimension of comparability to similar companies. However, investors should be aware that non-GAAP financial measures utilized by other companies are not likely to be comparable in most cases to the non-GAAP financial measures used by MPS.

(2)

The GAAP and non-GAAP financial results for 2014 included a one-time income of $9.5 million related to the resolution of a patent litigation judgment. See Note 13 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016, for further discussion.

MPS®
Monolithic Power Systems

IMPORTANT ANNUAL MEETING INFORMATION

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Stockholder Meeting Notice

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Important Notice Regarding the Availability of Proxy Materials for the Monolithic Power Systems, Inc. Stockholder Meeting to be Held on Thursday, June 16, 2016

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Stockholder Meeting Notice

Dear Monolithic Power Systems, Inc. Stockholder:

Proposals to be considered at the Annual Meeting:

(1) to elect Michael R. Hsing, Herbert Chang and Eugen Elmiger to serve on the Board until the 2019 annual meeting of stockholders of the Company;
(2) to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016; and,
(3) to vote on the advisory (non-binding) resolution relating to executive compensation.

The Board of Directors recommends a vote "FOR" Items 1, 2 and 3.

The Board of Directors has fixed the close of business on April 19, 2016 as the record date (the "Record Date") for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

Stockholders of record as of the Record Date are encouraged and cordially invited to attend the Annual Meeting.

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